Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 28, 2012, is entered into by and between UNITEK GLOBAL SERVICES, INC., a Delaware corporation located at 1777 Sentry Parkway West, Blue Bell, Pennsylvania 19422 (“UniTek”), ADVANCED COMMUNICATIONS USA, INC., a Delaware corporation located at 1777 Sentry Parkway West, Blue Bell, Pennsylvania 19422 (“Advanced Communications”), NEXLINK USA COMMUNICATIONS, INC., a California corporation located at 1777 Sentry Parkway West, Blue Bell, Pennsylvania 19422 (“NexLink Communications”), and UNITEK CANADA, INC., an Ontario corporation, located at 1777 Sentry Parkway West, Blue Bell, Pennsylvania 19422 (“Unitek Canada”) (UniTek, Advanced Communications, NexLink Communications and Unitek Canada are sometimes referred to herein individually as a “Seller” and collectively, as the “Sellers”), and NX UTILITIES, LLC, a Delaware limited liability company, located at 2587 Industry Lane, West Norriton, PA 19403 (the “Purchaser”) and, solely with respect to Section 15.3(b), the Members (as defined herein).  The Sellers and the Purchaser are collectively referred to herein as the “Parties” and individually as a “Party.”

BACKGROUND

A.            The Sellers operate a business engaged in providing wireline engineering and construction services to telecommunications companies, including, without limitation, wireline backhaul engineering and construction services for wireless telecommunications companies (the “Business”).

B.            The Sellers have determined and agreed to sell certain of their assets with respect to the Business to the Purchaser.

C.            The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, certain assets of the Sellers in respect to the Business, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings set forth in this Section 1.1:

“Accounts Payable” shall mean monies, sums or amounts owed to creditors with respect to goods or services provided arising from the Business on or prior to the First Closing Date or the Second Closing Date, as the case may be.

“Affiliate” of a Person shall mean a person or entity controlling, controlled by, or under common control with, such Person.

“Agreement” shall mean this Asset Purchase Agreement, as the same may be amended from time to time, including all schedules and exhibits attached hereto.

“Assignment/Assumption Documents” shall have the meaning set forth in Section 5.3.1(b).

“Assumed Liabilities” shall have the meaning set forth in Section 3.2.

“Assumed Real Estate Leases” shall have the meaning set forth in Section 2.2(b).

 “Business” shall have the meaning set forth in Paragraph A of the above Background of this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Business Records” shall mean all invoices and other documentation and records evidencing the Purchased Accounts Receivable/Unbilled Amounts, all purchase orders, invoices and other documentation and records evidencing the Assumed Liabilities, construction drawings and related documents for the projects covered by the Purchased Contracts, all monthly reports prepared by the Business during the period prior to the First Closing Date (i.e., termed “MRs” in Sellers business reporting process), all other business records and other documentation of any type concerning the Business and/or the Purchased Assets located at the locations of the Business on the First Closing Date, and all other records and documentation concerning the Business that may be in Sellers’ possession that is reasonably requested by Purchaser and can be reasonably be delivered by Sellers at any time after the First Closing Date.

“Closings” shall have the meaning set forth in Section 5.1(b).

“Dollars” and “$” shall mean the currency of the United States of America.

“Effective Date” shall have the meaning set forth in Section 5.1(a).

“Environmental Laws” shall mean all federal, state, municipal or local statutes, regulations, by-laws or rules, and any policies or guidelines of any Governmental Authority, or any requirements or obligations arising under the common law, relating to any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and Solid Waste Disposal Act, as amended (“SWDA”).

“Equipment Leases” shall mean the equipment leases referenced in Section 3.1(c) and Section 3.2(c), collectively.

 “Excluded Accounts Receivable/Unbilled Amounts” shall have the meaning set forth in Section 2.2(b).

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Final Purchase Price Adjustment” shall have the meaning set forth in Section 4.7(a).

“First Closing Acquired Balance Sheet” shall mean the balance sheet set forth on Exhibit A to this Agreement, which will be amended by mutual agreement of the Parties after the First Closing Date pursuant to Section 4.7(a) to reflect the First Acquired Balance Sheet as of the Effective Date.  Amounts set forth on the First Closing Acquired Balance Sheet at Exhibit A as of the First Closing Date are as of the Preliminary Acquired Balance Sheet Date.

“First Closing Date” shall have the mean set forth in Section 5.1(a).

“First Closing Purchased Accounts Receivable/Unbilled Amounts” shall have the meaning set forth in Section 2.1(c).

“First Closing Purchased Assets” shall have the meaning set forth in Section 2.1.

“First Closing Purchased Contracts” shall have the meaning set forth in Section 2.1(a).

“First Closing Transferred Employees” shall have the meaning set forth in Section 13.1(a).

 “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any government, regulatory authority, governmental department, agency, commission, board, tribunal, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes, in any amount or concentration, which are now or hereafter become defined or regulated as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes” or “contaminants” or words of similar import under any Environmental Laws.

“IRC” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Key Employees” shall mean Lochhead, Bernie Sisko, Donald Hinds, Dennis Helton, Greg Loop, Adam Spittler and Erez Michaeli.

“Lien” shall mean any lien, mortgage, pledge, conditional sale agreement, security interest, restriction, claim, option or encumbrance irrespective of whether or not such interest or claim constitutes a “lien” as defined in any statute or the common law of any applicable jurisdiction.

“Lochhead” shall mean Scott Lochhead.

“Losses” shall mean all losses, costs, claims, liabilities, fines, penalties, damages and expenses, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants.

“Members” shall mean QualTek USA, LLC, a Delaware limited liability company and Lochhead, who constitute all the members of the Purchaser.

“Non-Assumed Liabilities” shall have the meaning set forth in Section 3.3.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, federal, foreign, state, local or municipal governmental unit, instrumentality or agency or any other entity.

“Preliminary Acquired Balance Sheet Date” means October 27, 2012.

“Preliminary First Closing Net Total Assets” means the amount of $4,760,804, the calculation of which based on the First Closing Acquired Balance Sheet as of the Preliminary Acquired Balance Sheet Date is set forth at Exhibit A hereto.

“Preliminary Second Closing Net Total Assets” means the amount of $2,169,682, the calculation of which based on the Second Closing Acquired Balance Sheet as of the Preliminary Acquired Balance Sheet Date is set forth at Exhibit B hereto.

“Purchased Accounts Receivable/Unbilled Amounts” shall have the meaning set forth in Section 2.2(c).

“Purchased Assets” shall mean the “First Closing Purchased Assets” and the “Second Closing Purchased Assets”

“Purchased Contracts” shall mean the “First Closing Purchased Contracts” and the “Second Closing Purchased Contracts”

 “Purchase Price” shall have the meaning set forth in Section 4.1.

 “Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Subcontractor Agreement” shall have the meaning set forth in Section 9.6.

“Restricted Transferred Employees” shall have the meaning set forth in Section 14.2.

 “Second Closing Acquired Balance Sheet” shall mean the balance sheet set forth on Exhibit B to this Agreement, which will be amended by mutual agreement of the Parties after the Second Closing Date pursuant to Section 4.7(b) to reflect the Second Acquired Balance Sheet as of the Second Closing Date.  Amounts set forth on the Second Closing Acquired Balance Sheet at Exhibit B as of the First Closing Date are as of the Preliminary Acquired Balance Sheet Date.

“Second Closing Date” shall have the mean set forth in Section 5.1(b).

“Second Closing Purchased Accounts Receivable/Unbilled Amounts” shall have the meaning set forth in Section 2.2(c).

“Second Closing Purchased Assets” shall have the meaning set forth in Section 2.2.

“Second Closing Purchased Contracts” shall have the meaning set forth in Section 2.2(a).

 “Second Closing Transferred Employees” shall have the meaning set forth in Section 13.1(b).

 “Seller” or “Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Sublease Agreements” shall have the meaning set forth in Section 10.8.

“Taxes” shall have the meaning set forth in Section 6.7.

“Transaction Documents” shall mean this Agreement, the Assignment/Assumption Documents, Purchaser Subcontract Agreement, the Sublease Agreements, and all other documents, agreements or instruments to be delivered pursuant to the terms of this Agreement.

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.1(h).

“Verizon Tampa Contracts” shall mean, collectively (i) the Agreement for Project/Construction Management Services, dated March 1, 2005, between Advanced and Verizon Services Corp. and (ii) the Agreement for Outside Plant and Maintenance Services Agreement, dated January 1, 2010, between Advanced and Verizon Corporate Services Group, Inc.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1          Purchased Assets — First Closing.  Subject to the terms and conditions set forth in this Agreement, at the First Closing, the Sellers agree to sell, transfer, convey, assign and deliver to the Purchaser, free and clear of all encumbrances and liens, and the Purchaser agrees to purchase and accept from the Sellers, all of the Sellers’ right, title and interest in and to the following assets of the Business, but excluding (i) the Second Closing Purchased Assets and (ii) the Excluded Assets (collectively, the “First Closing Purchased Assets”):

(a)   the customer agreements, all outstanding work orders and other work authorizations issued by Business under subcontractor agreements listed on Schedule 2.1(a) (but not such subcontractor agreements themselves), and rights in submitted responses to requests for bids and quotes, in each case, as listed under the relevant caption on Schedule 2.1(a) hereto, but excluding any Non-Assumed Liabilities under any of the foregoing (collectively, the “First Closing Purchased Contracts”);

(b)   the real estate leases set forth on Schedule 2.1(b) hereto (the “First Closing Assumed Real Estate Leases”);

(c)   the accounts receivable and unbilled amounts set forth on the First Closing Acquired Balance Sheet under the captions “A/R” and “Unbilled,” as applicable, all of which are more particularly described on Schedule 2.1(c) hereto (collectively, the “First Closing Purchased Accounts Receivable/Unbilled Amounts”);

(d)   the inventory reflected on the First Closing Acquired Balance Sheet, all of which is more particularly described on Schedule 2.1(d) hereto;

(e)   certain prepaid amounts set forth on the First Closing Acquired Balance Sheet under the caption “Prepaid - Other,” all of which are more particularly described on Schedule 2.1(e) hereto (the “First Closing Prepaid Assets”);

(f)    all of the machinery, equipment (including office equipment, computers, phones, etc.), meters, tools, furniture and fixtures, vehicles, trailers, supplies, spare parts and other tangible property of the Business, including all of the same as reflected on the First Closing Acquired Balance Sheet (but regardless of whether any value is ascribed to such tangible property under the First Closing Acquired Balance Sheet) under the caption “PP&E,” all of which are more particularly described on Schedule 2.1(f) hereto, (collectively, the “First Closing PP&E”), with the certain items of which that are leased under the Equipment Leases indicated on such Schedule 2.1(f) (the latter, collectively, the “First Closing Leased Equipment”);

(g)   other assets reflected on the First Closing Acquired Balance Sheet under the caption “Other Assets,” all of which are more particularly described on Schedule 2.1(g) hereto;

(h)   the domain name www.nexlinkgs.net, the right to receive the domain name www.nexlinkgs.com pursuant to Section 8.13 and, subject to Section 8.13, the right to receive all of UniTek’s and Advanced’s rights to use the trade name NexLink Global Services (collectively, including after giving effect to the provisions of Section 8.13, the “Transferred Intellectual Property”);

(i)    the Business Records related to the First Closing Purchased Assets;

(j)    telephone numbers and facsimile numbers related to the First Closing Assumed Real Estate Leases;

(k)   all right, title and interest of Sellers in and to the goodwill incident to the Business represented by the First Closing Purchased Assets;

(l)    except as provided in Section 9.8, all computer software and programs (whether owned or licensed) residing on the First Closing PP&E; and

(m)  any insurance proceeds arising from damages to the First Closing PP&E during the period from the Effective Date to the First Closing Date.

2.2        Purchased Assets — Second Closing.  Subject to the terms and conditions set forth in this Agreement, at the Second Closing, the Sellers agree to sell, transfer, convey, assign and deliver to the Purchaser, free and clear of all encumbrances and liens, and the Purchaser agrees to purchase and accept from the Sellers, all of the Sellers’ right, title and interest in and to the following assets of the Business owned or leased by Sellers or otherwise in Sellers’ possession as of the Second Closing Date, but excluding the Excluded Assets (collectively, the “Second Closing Purchased Assets” and, together with the First Closing Purchased Assets, the “Purchased Assets”):

(a)   the customer agreements, all outstanding work orders and other work authorizations issued by Business under subcontractor agreements listed on Schedule 2.2(a) (but not such subcontractor agreements themselves), and rights in submitted responses to requests for bids and quotes, in each case, as listed under the relevant caption on Schedule 2.2(a) hereto, but excluding any Non-Assumed Liabilities under any of the foregoing (collectively, the “Second Closing Purchased Contracts” and, together with the First Closing Purchased Contracts, the “Purchased Contracts”);

(b)   the real estate leases set forth on Schedule 2.2(b) hereto (the “Second Closing Assumed Real Estate Leases” and, together with the First Closing Assumed Real Estate Leases, the “Assumed Real Estate Leases”);

(c)   the accounts receivable, unbilled and retainage amounts set forth on the Second Closing Acquired Balance Sheet under the captions “A/R,” “Unbilled” and “Retainage” as applicable, all of which are more particularly described on Schedule 2.2(c) hereto (collectively, the “Second Closing Purchased Accounts Receivable/Unbilled Amounts” and, together with the First Closing Purchased Accounts Receivable/Unbilled Amounts, the “Purchased Accounts Receivable/Unbilled Amounts”);

(d)   the inventory reflected on the Second Closing Acquired Balance Sheet, all of which is more particularly described on Schedule 2.2(d) hereto;

(e)   certain prepaid amounts set forth on the Second Closing Acquired Balance Sheet under the caption “Prepaid - Other,” all of which are more particularly described on Schedule 2.2(e) hereto;

(f)    all of the machinery, equipment (including office equipment, computers, phones, etc.), meters, tools, furniture and fixtures, vehicles, trailers, supplies, and spare parts and other tangible property of the Business, including the same as reflected on the reflected on the Second Closing Acquired Balance Sheet (but regardless of whether any value is ascribed to such tangible property under the Second Acquired Balance Sheet) under the caption “PP&E,” all of which are more particularly described on Schedule 2.2(f) hereto (collectively, the “Second Closing PP&E” and, together with the First Closing PP&E, the “Purchased PP&E”)), with the certain items of which that are leased under the Equipment Leases indicated on such Schedule 2.2(f) (the latter, collectively, the “Second Closing Leased Equipment”);

(g)   other assets reflected on the Second Closing Acquired Balance Sheet under the caption “Other Assets,” all of which are more particularly described on Schedule 2.2(g) hereto;

(h)   the Business Records related to the Second Closing Purchased Assets;

(i)    telephone numbers and facsimile numbers related to the Second Closing Assumed Real Estate Leases;

(j)    all right, title and interest of Sellers in and to the goodwill incident to the Business represented by the Second Closing Purchased Assets

(k)   except as provided in Section 9.8, all computer software and programs (whether owned or licensed) residing on the Second Closing PP&E; and

(l)    any insurance proceeds arising from damages to the Second Closing PP&E during the period from the First Closing Date to the Second Closing Date.

2.3        Excluded Assets.  The Purchaser shall acquire only the Purchased Assets from the Sellers. In furtherance and not in limitation of the foregoing, the following properties, assets and rights of the Business and the Sellers (the “Excluded Assets”) shall not be transferred to the Purchaser and, accordingly, are not a part of the Purchased Assets:

(a)   cash and cash equivalents;

(b)   accounts receivable and unbilled amounts not being acquired by Purchaser hereunder on the First Closing Date or the Second Closing Date (collectively, the “Excluded Accounts Receivable/Unbilled Amounts”), certain of which are more particularly described under the relevant caption on “List of Excluded Assets” at Exhibit C hereto;

(c)   retainage and reserve amounts not being acquired by Purchaser hereunder on the First Closing Date or the Second Closing Date, certain of which are more particularly described under the relevant caption on “List of Excluded Assets” at Exhibit C hereto;

(d)   other assets not being acquired by Purchaser hereunder on the First Closing Date or the Second Closing Date, certain of which are more particularly described under the relevant caption on “List of Excluded Assets” at Exhibit C hereto;

(e)   corporate minute books, stockholder records, tax records, personnel records and other books and records of the Business, other than the Business Records;

(f)    all intellectual property other than the Purchased Intellectual Property;

(g)   except as provided in Sections 2.1(m) and 2.2(l), all rights (i) under the Sellers’ insurance policies and any rights to refunds due with respect to such insurance policies and (ii) under or pursuant to all warranties (express or implied), representations and guarantees made by third parties relating to any Excluded Assets;

(h)   all invoices and other documentation and records evidencing the Excluded Accounts Receivable/Unbilled Amounts, all purchase orders, invoices and other documentation and records evidencing the Non-Assumed Liabilities and construction drawings and related documents for the projects not covered by the Purchased Contracts; and

(i)    all rights of Sellers under this Agreement.

2.4        Transfer of Title to the Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, the Sellers shall sell, assign, convey, transfer and deliver the Purchased Assets to the Purchaser at each of the First Closing and the Second Closing by means of bills of sale and assignments and such other endorsements, certificates and instruments of transfer as shall be necessary or appropriate to vest title to the Purchased Assets in the Purchaser, free and clear of any Liens.  The Parties agree that, subject to the terms and conditions set forth in this Agreement, title to and possession of (i) the First Closing Purchased Assets will pass to the Purchaser effective as of the Effective Date and (ii) the Second Closing Purchased Assets will pass to the Purchaser as of the Second Closing Date.

ARTICLE 3

LIABILITIES

3.1      Assumed Liabilities — First Closing.  The Purchaser shall assume and discharge when due only the following liabilities of the Sellers (collectively, the “First Closing Assumed Liabilities”):

(a)             (i) liabilities and obligations under each of the First Closing Purchased Contracts and each of the First Closing Assumed Real Estate Leases arising from and after the First Closing Date; (ii) notwithstanding (i) above, the workmanship warranty and emergency call out obligations under the First Closing Purchased Contracts, even if such workmanship warranty and emergency call out obligations relate to work or services performed thereunder prior to the First Closing Date, (iii) third party property damage claims under the First Closing Purchased Contracts but only to the extent such claims relate to work or services performed thereunder after the First Closing Date, but excluding (iii) Non-Assumed Liabilities thereunder;

(b)             the accounts payable and accrued expense amounts set forth on the First Closing Acquired Balance Sheet, including amounts opposite the captions thereon of “AP” and “Accrued Exp,” all of which amounts are more particularly described on Schedule 3.1(b) hereto; and

(c)             the lease obligations for the First Closing Leased Assets under the Equipment Leases as set forth on the First Closing Acquired Balance Sheet under the caption “Capital Lease Debt,” but excluding Non-Assumed Liabilities thereunder; provided, however, Purchaser’s assumption of some or all of such lease obligations may be effected by Purchaser replacing some or all of such lease obligations with its own lease arrangements for the corresponding portion of the First Closing Leased Assets; and

(d)             workmanship warranty liability obligations under Verizon Tampa Contracts up to $25,000 per occurrence and $150,000 annually (the “Assumed Verizon Tampa Warranty Obligations”).

3.2      Assumed Liabilities — Second Closing.  The Purchaser shall assume and discharge when due the following liabilities of the Sellers (collectively, the “Second Closing Assumed Liabilities” and, together with the First Closing Assumed Liabilities, the “Assumed Liabilities”):

(a)             (i) liabilities and obligations under each of the Second Closing Purchased Contracts and each of the Second Closing Assumed Real Estate Leases arising from and after the Second Closing Date; (ii) notwithstanding (i) above the workmanship warranty and emergency call out obligations under the Second Closing Purchased Contracts, even if such workmanship warranty and emergency call out obligations relate to work or services performed thereunder prior to the Second Closing Date, and (iii) third party property damage claims under the Second Closing Purchased Contracts but only to the extent such claims relate to work or services performed thereunder after the Second Closing Date, but excluding (iv) Non-Assumed Liabilities thereunder;

(b)             the accounts payable and accrued expense amounts set forth on the Second Closing Acquired Balance Sheet, including amounts opposite the captions thereon of “AP” and “Accrued Exp,” all of which amounts are more particularly described on Schedule 3.2(b) hereto; and

(c)             the lease obligations for the Second Closing Leased Assets under the Equipment Leases as set forth on the Second Closing Acquired Balance Sheet under the caption “Capital Lease Debt,” but excluding Non-Assumed Liabilities thereunder; provided, however, Purchaser’s assumption of some or all of such lease obligations may be effected by Purchaser replacing some or all of such lease obligations with its own lease arrangements for the corresponding portion of the Second Closing Leased Assets.

3.3      Non-Assumption of Liabilities.  Other than the Assumed Liabilities, the Purchaser does not assume, and shall in no event be liable for any claims, liabilities, damages, debts or obligations of the Sellers of any nature whatsoever, whether accrued, absolute, matured, contingent or otherwise, relating to any period prior to (i) in the case of the portion of the Business represented by the First Closing Acquired Balance Sheet, the First Closing Date and (ii) in the case of the portion of the Business represented by the Second Closing Acquired Balance Sheet, the Second Closing Date (the “Non-Assumed Liabilities”), including, without limitation:

(a)           third party property damage claims against the Business relating to any period prior to (i) in the case of the portion of the Business represented by the First Closing Acquired Balance Sheet, the First Closing Date and (ii) in the case of the portion of the Business represented by the Second Closing Acquired Balance Sheet, the Second Closing Date (collectively, “Third Party Damage Claims”);

(b)           any claim, obligation or liability of the Sellers with respect to violation of laws, including, without limitation, any claim, liability or obligation of the Sellers with respect to any violation of Environmental Laws or environmental restrictions at any of the properties covered by the Assumed Real Estate Leases or otherwise;

(c)           any claim, obligation or liability of the Sellers or the Business arising out of or in connection with this Agreement and the consummation of the transactions contemplated herein, including, without limitation, counsel, accountant, investment banker, financial advisor or consultant, or finder’s fees of the Seller;

(d)           any Accounts Payable, notes payable or expenses, claims, debts, contracts, agreements, leases or other obligations or liabilities of any kind of the Sellers;

(e)           any claim, obligation or liability of the Sellers to any of its current or former employees for employment-related claims or for payment due as result of employment, severance, overtime pay, meal breaks, accrued vacation, willful dismissal, unpaid commissions, workers’ compensation, common law wrongful dismissal, termination or any other labor matters (including those related to organized labor, labor unions and/or collective bargaining) whatsoever, whether arising under the laws of the United States of America (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (ERISA)), Canada or any state, county, city or any other jurisdiction;

(f)            any claim, obligation or liability of the Sellers for unpaid Taxes;

(g)           any litigation, arbitration, mediation or similar claims against any of the Sellers;

(h)           any claim, obligation or liability of the Sellers to the landlord of any location of the Sellers; and

(i)            obligations under any contracts other than the Purchased Contracts, unless specifically assumed herein and workmanship warranty liability obligations under Verizon Tampa Contracts in excess of $25,000 per occurrence and $150,000 annually (“Non-Assumed Verizon Tampa Warranty Obligations”).

Nothing contained in any third-party agreements, documents or assignments entered into by the Purchaser in connection with or related to this Agreement and the transactions contemplated herein, shall operate as, or be construed to create an assumption by the Purchaser of any of the Non-Assumed Liabilities, or in any way modify the Sellers obligations contained in this Agreement.

ARTICLE 4

PURCHASE PRICE

4.1          Purchase Price.  Subject to the satisfaction of the conditions set forth in Article 10 hereof, the purchase price to be paid by the Purchaser for the Purchased Assets shall be Five Million Nine Hundred Thousand Dollars ($5,900,000) (the “Purchase Price”), with (i) the first Five Million Four Hundred Thousand Dollars ($5,400,000) of the Purchase Price being paid for the First Closing Purchased Assets, and (ii) the remaining Five Hundred Thousand Dollar ($500,000) balance of the Purchase Price being paid for the Second Closing Purchased Assets.

4.2          Payment of Purchase Price.  Subject to the satisfaction of the conditions set forth in Articles 10 and 11 hereof as of the First Closing Date and the Second Closing Date, as applicable, the Purchase Price shall be paid by the Purchaser, or an escrow agent, as the case may be to the Sellers in immediately available funds, by wire transfer to Sellers designated bank accounts set forth on Exhibit D hereto (“Sellers’ Bank Accounts”), as follows:

(a)           On the First Closing Date, the sum of Five Million Four Hundred Thousand Dollars ($5,400,000);

(b)           On or before January 16, 2013 (the “Escrow Funding Date”), the sum of Five Hundred Thousand Dollars ($500,000) (the “Second Closing Purchase Price Balance”) will be deposited by Seller in a segregated escrow account, and held on behalf of Purchaser in escrow by a mutually agreed upon escrow agent, pursuant to the terms of an escrow agreement (the “Escrow Agreement”) entered into simultaneously herewith.  The sole purpose of the escrowed amount will be to satisfy the remainder of the Purchase Price due for the Second Closing Purchased Assets.  For the avoidance of doubt, the Second Closing Purchase Price Balance is deposited with the escrow agent to insure the balance of the Purchase Price is available to Seller for the Second Closing; provided, however that Sellers shall have no right or claim of any kind to such Second Closing Purchase Price until the Second Closing shall occur.

(c)           On the Second Closing Date, the Second Closing Purchase Price Balance.

4.3          Allocation of Purchase Price.  The Purchaser and the Sellers shall mutually agree, in good faith, upon the further allocation of the Purchase Price to the Purchased Assets (i.e., beyond the general allocation set forth in Section 4.1) within 120 days following the Closing.   After the Closing, the Parties shall make consistent use of the allocation for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service.

4.4          Property Taxes.  The Sellers shall pay One Hundred Percent (100%) of (a) all state and local sales and use taxes (if any) and (b) all municipal, property and excise taxes, in either case applicable to the Purchased Assets up to (i) in the case of the First Closing Purchased Assets, the First Closing Date and (ii) in the case of the Second Closing Purchased Assets, the Second Closing Date.

4.5          Sales and Transfer Taxes; Transfer Fees.  The Purchaser shall pay One Hundred Percent (100%) of all transfer taxes, documentary stamp taxes, recording fees and other similar taxes and fees associated with the sale and conveyance of the Purchased Assets pursuant to this Agreement.

4.6          Expenses.  Except as otherwise provided in this Agreement, the Sellers, on the one hand, and the Purchaser, on the other, shall each pay their own respective costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including any finder’s fee or brokerage or other commission arising by reason of any services rendered or alleged to have been rendered to such Party in connection with this Agreement or the transactions contemplated herein.

4.7          Purchase Price Adjustments; Delayed Transfers.

(a)           Within forty-five (45) days after the First Closing Date, the Sellers shall prepare and deliver to the Purchaser, (i) a final revised First Closing Acquired Balance Sheet as of the Effective Date (prepared in accordance with GAAP on a basis consistent with the First Closing Acquired Balance Sheet as of the Preliminary Acquired Balance Sheet Date)  (the “Final First Closing Net Total Asset Statement”) calculating the excess (or deficiency) of the First Closing Purchased Assets over (or under) the First Closing Assumed Liabilities as of the Effective Date (such amount, the “Final First Closing Net Total Assets”), and (ii) a statement of operations for the portion of the Business represented by the First Closing Acquired Balance Sheet as of the First Closing Date (prepared in accordance with GAAP on a basis consistent with Sellers ordinary course historical method of reporting of the results of operations of the Business) setting forth the earnings/(loss) of such portion of the Business for the period from the Effective Date to the First Closing Date (such period, the “First Interim Period,” such statement, the “First Closing P&L,” and the earnings/(loss) on the First Closing P&L, the “First Closing Earnings Amount”).  The Final First Closing Net Total Asset Statement prepared by the Sellers (and the Final First Closing Net Total Assets set forth thereon) and First Closing P&L (and the First Closing Earnings set forth thereon) shall be binding unless the Purchaser notifies the Sellers of any objection to such statement or amount within ten (10) Business Days of receipt.  In the event of any such objection by the Purchaser, the Parties shall work together in good faith to resolve such objections.

(i)            If the Final First Closing Net Total Assets as determined by the Parties is less than the Preliminary First Closing Net Total Assets, the Sellers shall remit to the Purchser (within ten (10) days after such final determination by the Parties) a payment equal to the amount by which the Final First Closing Net Total Assets is less than the Preliminary First Closing Net Total Assets.  If the Final First Closing Net Total Assets is greater than the Preliminary First Closing Net Total Assets, the Purchaser shall remit to the Sellers (within ten (10) days after such final determination by the Parties) a payment equal to the amount by which the Final First Closing Net Total Assets exceeds the Preliminary First Closing Net Total Assets; provided, however, that the Parties may agree to reduce the amount of the First Closing Purchased Accounts Receivable/Unbilled Amounts on the First Closing Acquired Balance Sheet and related Schedule 2.1(c) as of the Effective Date (and, correspondingly, increase the amount of the Excluded Accounts Receivable/Unbilled Amounts on Exhibit C as of the Effective Date) in order to effect any required increase of the Purchase Price for the First Closing Purchased Assets as a result of this Section 4.7(a)(i).

(ii)           If the First Closing Earnings Amount is a negative number (i.e., a loss), the Purchaser shall remit to the Sellers (within ten (10) days after such final determination by the Parties) a payment equal to the negative amount of such First Closing Earnings Amount.  If the First Closing Earnings Amount is a positive number, the Sellers shall remit to the Purchser (within ten (10) days after such final determination by the Parties) a payment equal to the positive amount of such First Closing Earnings Amount.

(b)           Within ten (10) Business Days after the Second Closing Date, the Sellers shall prepare and deliver to the Purchaser, (i) a final revised Second Closing Acquired Balance Sheet as of the Effective Date (prepared in accordance with GAAP on a basis consistent with the Second Closing Acquired Balance Sheet as of the Preliminary Acquired Balance Sheet Date)  (the “Final First Closing Net Total Asset Statement”) calculating the excess (or deficiency) of the Second Closing Purchased Assets over (or under) the Second Closing Assumed Liabilities as of the Effective Date (such amount, the “Final Second Closing Net Total Assets”), and (ii) a statement of operations for the portion of the Business represented by the Second Closing Acquired Balance Sheet as of the Second Closing Date (prepared in accordance with GAAP on a basis consistent with Sellers ordinary course historical method of reporting of the results of operations of the Business, but exclusive of the Second Interim Period Management Fee) setting forth the earnings/(loss) of such portion of the Business for the period from the Effective Date to the Second Closing Date (such period, the “Second Interim Period,” such statement, the “Second Closing P&L,” and the earnings/(loss) on the Second Closing P&L, the “Second Closing Earnings Amount”).  The Final Second Closing Net Total Asset Statement prepared by the Sellers (and the Final Second Closing Net Total Assets set forth thereon) and Second Closing P&L (and the Second Closing Earnings set forth thereon) shall be binding unless the Purchaser notifies the Sellers of any objection to such statement or amount within ten (10) Business Days of receipt.  In the event of any such objection by the Purchaser, the Parties shall work together in good faith to resolve such objections.

(i)            If the Final Second Closing Net Total Assets as determined by the Parties is less than the Preliminary Second Closing Net Total Assets, the Sellers shall remit to the Purchser (within ten (10) days after such final determination by the Parties) a payment equal to the amount by which the Final Second Closing Net Total Assets is less than the Preliminary Second Closing Net Total Assets.  If the Final Second Closing Net Total Assets is greater than the Preliminary Second Closing Net Total Assets, the Purchaser shall remit to the Sellers (within ten (10) days after such final determination by the Parties) a payment equal to the amount by which the Final Second Closing Net Total

Assets exceeds the Preliminary Second Closing Net Total Assets; provided, however, that the Parties may agree to reduce the amount of the Second Closing Purchased Accounts Receivable/Unbilled Amounts on the Second Closing Acquired Balance Sheet and related Schedule 2.2(c) as of the Second Closing Date (and, correspondingly, increase the amount of the Excluded Accounts Receivable/Unbilled Amounts on Exhibit C as of the Second Closing Date) in order to effect any required increase of the Purchase Price for the Second Closing Purchased Assets as a result of this Section 4.7(b)(i).

(ii)           If the Second Closing Earnings Amount is less than the Second Interim Period Management Fee paid to Purchaser for the Second Interim Period pursuant to Section 9.7, the Purchaser shall remit to the Sellers (within ten (10) days after such final determination by the Parties) a payment equal to the amount by which the Second Closing Earnings Amount is less than the Second Interim Period Management Fee.  If the Second Closing Earnings Amount is greater than the Second Interim Period Management Fee paid to Purchaser for the Second Interim Period, the Sellers shall remit to the Purchser (within ten (10) days after such final determination by the Parties) a payment equal to the amount by which the Second Closing Earnings Amount is greater than the Second Interim Period Management Fee.

(c)           Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a consent (a “Required Consent”) would constitute a breach or violation thereof or of applicable law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of the Purchaser and (ii) all such Required Consents shall not have been obtained with respect to such Purchased Asset or interest therein prior to the First Closing Date or the Second Closing Date, as applicable.  Any transfer or assignment to the Purchaser by the Sellers of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by the Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained.  If there are any Delayed Assets, the Sellers shall use their reasonable best efforts to obtain all Required Consents in respect thereof as promptly as practicable following the First Closing Date or the Second Closing Date, as applicable, and shall obtain such Required Consents without any further cost to the Purchaser or any of its Affiliates.  Until all Required Consents with respect to each Delayed Asset have been obtained, (a) the Sellers shall hold the Delayed Asset on behalf of the Purchaser, (b) the Sellers shall cooperate with the Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by the Sellers as the Purchaser’s agent or by some other mutually agreed upon arrangement) to provide the Purchaser with all of the benefits of or under any such Delayed Asset, (c) to the extent of any benefits received by or for the account of the Purchaser under clause (b) above, the Purchaser shall assume and perform any corresponding Delayed Liabilities and (d) the Sellers shall otherwise enforce and perform for the account of the Purchaser and as directed by the Purchaser any other rights of the Sellers arising from such Delayed Asset.  At such time and on each occasion after the First Closing Date or the Second Closing Date, as applicable, as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the Sellers to the Purchaser for no additional consideration, and all corresponding Delayed Liabilities shall be simultaneously assumed by the Purchaser, without the need for any further act on the part of any party.

ARTICLE 5

CLOSING DATES, EFFECTIVE DATE AND PLACE OF CLOSINGS;

DELIVERIES AT CLOSINGS

5.1          Closing Dates.

(a)           Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement with respect to the First Closing Acquired Balance Sheet (the “First Closing”) shall commence at 9:00 a.m. EST on the first business day following the satisfaction or waiver of all other applicable conditions to the First Closing obligations of the Parties as set forth in Articles 10 and 11 hereof (other than those conditions which by their terms are to be satisfied or waived as of the First Closing), or such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the first Closing takes place being the “First Closing Date”); provided, however, that (i) the First Closing Date shall be no later than December 21, 2012, and (ii) the Parties hereto agree that notwithstanding the time of the First Closing Date as described above, for financial reporting purposes and related measurements herein having a relationship to the First Closing Date, including, without limitation, determination of the First Closing Acquired Balance Sheet, the First Closing Purchased Assets, the Excluded Assets, the First Closing Assumed Liabilities, the Non-Assumed Liabilities, the First Closing and First Closing Date shall be deemed to have occurred effective December 1, 2012 (the “Effective Date”).

(b)           Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement with respect to the Second Closing Acquired Balance Sheet (the “Second Closing” and together with the First Closing, the “Closings”) shall commence at 9:00 a.m. EST on the first business day following the satisfaction or waiver of all other applicable conditions to the Second Closing obligations of the Parties set forth in Articles 10 and 11 hereof (other than those conditions which by their terms are to be satisfied or waived as of the Second Closing), or such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Second Closing takes place being the “Second Closing Date”); provided, however, that notwithstanding anything to the contrary herein, the Second Closing Date (i) shall not occur prior to March 29, 2013 if Purchaser has not obtained its contractor licenses in both the States of California and Florida (the “Required CA and FL Contractor Licenses”) prior to such date, and (ii) shall occur on no later than the earlier of (1) the first business day following the first day by which Purchaser has obtained the Required CA and FL Contractor Licenses, regardless of whether one of such Required CA and FL Contractor Licenses may have been received on an earlier date, or (ii) March 29, 2013, regardless of whether or not Purchaser has obtained any or either of the Required CA and FL Contractor Licenses.

5.2          Place of Closing.  The Closings shall take place at the offices of the Purchaser and the Sellers through electronic exchange of documents and payment, or at such other location as the parties may mutually agree in writing.

5.3          Closing Deliveries.  Subject in each case to the terms and conditions contained in this Agreement, the following steps shall be taken concurrently at each of the First Closing and the Second Closing, as applicable, except as otherwise expressly stated:

5.3.1.      The Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)   the First Closing Purchased Assets or the Second Closing Purchased Assets, as applicable, including copies of the First Closing Purchased Contracts or the Second Closing Purchase Contracts, as applicable, and the First Closing Assumed Real Estate Leases or the Second Closing Assumed Real Estate Leases, as applicable;

(b)   duly executed bills of sale and other assignments, assumptions or other documents in order to convey the First Closing Purchased Assets or the Second Closing Purchased Assets, as applicable, to the Purchaser and to reflect the assumption of the First Closing Assumed Liabilities or the Second Closing Assumed Liabilities, as applicable, by the Purchaser, all in a form reasonably satisfactory to the Sellers and the Purchaser (collectively, the “Assignment/Assumption Documents”);

(c)   the Transaction Documents and such other documents as shall reasonably be requested by the Purchaser in order to effectively carry out the transactions contemplated by this Agreement, duly executed by the Sellers.

5.3.2       The Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

(a)   on the First Closing Date, the portion of the Purchase Price required to be paid on the First Closing Date pursuant to this Agreement, as adjusted in accordance with this Agreement, by wire transfer to Sellers’ Bank Account;

(b)   duly executed Assignment/Assumption Documents; and

(c)   the Transaction Documents and such other documents as shall reasonably be requested by the Sellers in order to effectively carry out the transactions contemplated by this Agreement, duly executed by the Purchaser.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, hereby represent and warrant to the Purchaser, that the statements contained in this Section are true, correct and complete as of the date of this Agreement and will be true, correct and complete on and as of the each of the Closing Dates (as though made then and as though each of the Closing Dates were substituted for the date of this Agreement throughout this Section), except as set forth in the schedules attached hereto (the “Schedules”); provided, that for avoidance of doubt, the statements contained in this Section that are made on and as of the Second Closing Date and that refer to the “Business,” the “Purchased Assets,” the “Purchased Account Receivable/Unbilled Amounts,” the “Purchased Contracts,” the “Assumed Real Estate Leases,” the “Equipment Leases,” and the “Purchased PP&E” are referring only to the Business represented by the Second Closing Acquired Balance Sheet, the Second Closing Purchased Assets, the Second Closing Purchased Account Receivable/Unbilled Amounts, the Second Closing Purchased Contracts, the Second Closing Assumed Real Estate Leases, the Equipment Leases with respect to the Second Closing Leased Equipment, and the Second Closing PP&E, respectively.  The Schedules are numbered to correspond to the various sections of this Article 6 setting forth certain exceptions to the representations and warranties contained in this Article 6 and certain other information required by this Agreement. To the extent a representation or warranty is made hereunder “to the knowledge of any Seller” (or any words to similar effect), it means the representation is being made to the actual knowledge of the respective officers and directors of such Seller after reasonable diligence and investigation by such respective officers and directors.

6.1          Organization and Authority.

(a)           Each of the Sellers: (i) is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization; (ii) is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary; and (iii) has all requisite power and authority to own or lease, as applicable, its relevant portion of the Purchased Assets and to carry on its relevant portion of the Business.  The Sellers have made available to the Purchaser correct and complete copies of the charter (e.g., articles of association, certificate of incorporation or other similar documents, as applicable) and bylaws (or other similar organizational documents) of each of the Sellers (each as amended to date).

(b)           The execution and delivery of this Agreement and the other Transaction Documents by the Sellers and the performance by the Sellers of each of its covenants and agreements hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Sellers.  This Agreement and the other Transaction Documents have been duly executed and delivered by the Sellers and constitute the valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.

6.2          Compliance with Instruments.  The execution and delivery and performance of this Agreement and the other Transaction Documents by each Seller and the performance by each Seller of its obligations hereunder will not:  (a) conflict with or result in any violation of the certificate or articles of incorporation and bylaws of the Sellers; (b) result in any violation of any law, regulation, judgment, decree or order applicable to the Sellers, the Business or the Purchased Assets; (c) result in the creation of any Lien upon any of the Purchased Assets; or (d) conflict with, result in a default or event of default under, give any party the right to terminate, any agreement or instrument to which the Sellers or any of their respective Affiliates is a party or by which they or any of the Purchased Assets are bound.

6.3          Legal and Other Compliance.  Except as set forth on Schedule 6.3, no Seller is in possession of any notice of any asserted past or present failure to comply with any law (including, without limitation, any Environmental Laws), ordinance, regulation, permit or order applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets.

6.4          Acquired Balance Sheets; Purchased Accounts Receivable.  Each of the First Closing Acquired Balance Sheet and the Second Closing Acquired Balance Sheet present fairly the financial information reflected thereon, are true, correct and complete in all material respects, and are materially consistent with the books and records of the Sellers with respect to the Business (which books and records are true, correct and complete).  The Purchased Accounts Receivable/Unbilled Amounts have or will have arisen only in the ordinary course of business consistent with past practices.

6.5          Absence of Changes.  Since the Preliminary Acquired Balance Sheet Date, there has not been any material adverse change in the Business, the Purchased Assets or any of the Sellers, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.  Since the Preliminary Acquired Balance Sheet Date, (a) the Sellers have operated the Business solely in the ordinary course of business and consistent with past practices, and (b) the Sellers have not, other than in the ordinary course of business and consistent with past practices or pursuant to the Agreement, taken any of the following actions:

(i)            acquired, sold, leased, encumbered or disposed of any of the Purchased Assets;

(ii)           increased in any manner the compensation or fringe benefits of, or modified the employment terms of, its officers or employees, generally or individually;

(iv)          changed its accounting methods, principles or practices in a manner that would alter the manner in which the Purchased Assets are reflected on the Acquired Balance Sheet;

(v)           sold, assigned, transferred, licensed or sublicensed any of the Transferred Intellectual Property;

(vi)          amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, the Purchased Contracts, the Assumed Real Estate Leases or the Equipment Leases;

(vii)         terminated or replaced any bond relating to any Purchased Contract;

(viii)        agreed in writing or otherwise to take any of the foregoing actions; and

(ix)          materially altered its conduct in its relations with suppliers or customers.

6.6          No Significant Items Excluded.  To Seller’s Knowledge, the Purchased PP&E constitutes, in all material respects, all of the assets of such types used by the Sellers to conduct the Business as presently conducted.

6.7          Taxes.  The Sellers have paid (or, where payment is not yet due, has established an adequate accrual for the payment of) all federal, state, municipal and local income, profits, gross receipts, franchise, sales, use, transfer, transfer gains, occupancy, property, fuel, excise, withholding, employment, unemployment, worker’s compensation, social security, value added taxes, duties and any and all other taxes, fees and assessments, including interest and penalties or other payments, whether similar or dissimilar to the foregoing (herein referred to as “Taxes”) required to be paid for each and every Tax period or other interval of time up to and including, whether or not ending on, the date of this Agreement, and has duly filed or will duly file when due all tax reports and returns required in connection therewith to be filed by it.  The Sellers have not received any notice of any Tax deficiency outstanding, proposed or assessed against them nor are there any outstanding waivers or requests for waivers of the time to assess any deficiency for Taxes, There are no threatened claims for deficiencies against the Sellers.  No Seller is currently undergoing any Tax audits.  Each Tax return or report which is required to be filed for any Tax period ending prior to or as of the date of this Agreement has been timely filed with the appropriate Governmental Authority and is true and correct in all material respects.  There are no Liens for Taxes upon or pending or threatened against the Seller or the Purchased Assets.  There are, and by reason of the consummation of the transactions contemplated hereby there will be, no Tax liabilities which will result in any transferee liability to the Purchaser or which will attach to the Purchased Assets; except that the Sellers make no Tax related representation regarding Purchaser and Lochhead and the retention agreement amendment referenced in Section 11.9.  The Sellers have maintained and have in their possession all records, supporting documents and exemption certificates required by applicable sales Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the Effective Date.

6.8          Litigation.  Except as set forth on Schedule 6.8, there is no pending action, suit, proceeding, hearing, inquiry or investigation (including, without limitation, discrimination complaints or any other kind of environmental, employment or labor related matter), or, to Sellers’ knowledge, threatened against Sellers, the Purchased Assets, the Business or the transactions contemplated by this Agreement before any court or governmental or other regulatory or administrative agency or commission (including, without limitation, the Environmental Protection Agency, the National Labor Relations Board or any Equal Employment Opportunity Commission an/or equivalent state agencies), and the Sellers are not operating under or the subject of any order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or governmental or other regulatory or administrative agency or commission.

6.9          Purchased Assets.

(a)           The Sellers have good and marketable title to all of the Purchased Assets and are transferring the same to the Purchaser on the Closing Date free and clear of all Liens.   To Sellers’ knowledge, there are no outstanding purchase agreements, options, or offers, accepted or contingent, outstanding with respect to all or any of the Business or the Purchased Assets.  All vehicles, machinery and equipment included in the Purchased Assets are properly titled, licensed and registered in accordance with applicable law.  To Seller’s knowledge, the Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted, free from defects of a material nature and not subject to any pending insurance claim for property damage.

(b)           The Purchased Contracts and Assumed Real Estates Leases are in full force and effect and are enforceable in accordance with their respective terms. The Sellers have not assigned, pledged or otherwise transferred, or subjected, by consent or sufferance, to any Lien, any of Purchased Assets or any of their rights under any of the Purchased Contracts and Assumed Real Estate Leases and the Sellers have not sublet the property leased thereunder.  To the Sellers’ knowledge, no event has occurred or failed to occur which (with the giving of notice or the passage of time or both) would constitute a default under any of the Purchased Contracts and Assumed Real Estate Leases and no such default is threatened.

6.10        Employees. Schedule 6.10 sets forth a true and correct list of all individuals employed by Sellers in the conduct of the Business and their present position and rate of compensation.

6.11        Transferred Intellectual Property.  The domain names constituting a portion of the Transferred Intellectual Property have been duly registered with a duly accredited and appropriate domain name registrar and such registration remains in full force and effect as of the Closing Date.  With regards to the Business and the Purchased Assets, there are no pending or, to Sellers’ knowledge, threatened claims by any Person or Governmental Authority of a violation, infringement, misuse or misappropriation by Sellers of any intellectual property owned by any third party, or of the invalidity of any registration of any domain name included in the Transferred Intellectual Property, nor, to Sellers’ knowledge, is there any valid basis for any such claims.

6.12        Brokers.  No finder, broker, agent or other intermediary has acted for or on behalf of the Sellers in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

6.13        Affiliate Transactions.  Apart from this Agreement and agreements entered into with Purchaser and its Affiliates in connection herewith, the Sellers have not made or entered into any agreement, loan, contract, lease, commitment or understanding with any officer, director, employee, stockholder or partner of the Sellers, or with any Affiliate of the Sellers, with respect to which the Purchaser may have any continuing rights or obligations after Closing.

6.14        Environmental, Health, and Safety Matters.  To each of the Seller’s knowledge, each of the Sellers, and their respective predecessors and Affiliates has complied with and is in compliance with all Environmental Laws, health, and safety requirements applicable to the Business.

6.15        Completeness and Accuracy of Representations.   All information set forth on any Schedule hereto is true, correct and complete, in all material respects. No representation or warranty of the Sellers contained in this Agreement contain or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein not misleading. All Purchased Contracts and other documents and instruments furnished or made available to the Purchaser by the Sellers are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. To Seller’s knowledge, there is no fact, development or threatened development (excluding general economic factors affecting business in general) that the Sellers have not disclosed to the Purchaser in writing that materially adversely affects or, so far as the Sellers can now reasonably foresee, may materially adversely affect, the Business, the Purchased Assets, or the prospects or condition (financial or otherwise) of the Business.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date of this Agreement and as of each of the Closing Dates as follows:

7.1          Corporate Existence and Authority.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has all requisite company power and authority to execute, deliver, and perform its obligations under this Agreement and all other Transaction Documents.  The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary company action on the part of the Purchaser.  This Agreement has been and the other Transaction Documents will be duly executed and delivered by the Purchaser and, upon due execution and delivery by the Parties, will constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

7.2          Compliance with Other Instruments.  The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder will not (a) conflict with or result in any violation of the charter documents or bylaws of the Purchaser; or (b) conflict with or result in a breach of any statute, law, regulation, judgment, decree or order applicable to the Purchaser.

7.3          Ownership and Agreements of Purchaser.  The Members that are signatories to this Agreement are the only members of the Purchaser.  Purchaser has no agreement or other commitment, express or implied, written or oral, with any director, officer or other Affiliate of the Sellers concerning the transactions contemplated hereby, the Purchased Assets or the future operation or financing of the Business.

ARTICLE 8

COVENANTS OF THE SELLERS

The Sellers, jointly and severally covenant and agree with the Purchaser as follows:

8.1          Access and Information.  Between the date hereof and the First Closing Date, the Sellers shall permit the Purchaser and the Purchaser’s counsel, accountants and other representatives full access upon reasonable notice during normal business hours to all inventory, books and records, agreements, commitments and other documents of the Sellers concerning the Business and/or the Purchased Assets including, without limitation, access to all employees of the Business.  The Sellers shall furnish to the Purchaser and its representatives all available information with respect to the Purchased Assets as the Purchaser may reasonably request.

8.2          Conduct of Business.  Between (i) the date hereof and the First Closing Date, the Sellers shall, except as otherwise specifically consented to in writing by the Purchaser, operate the Business in the ordinary course and consistent with past practice, and (ii) the First Closing Date and the Second Closing Date, and subject to the Purchaser’s performance of its obligations under Section 9.7, the Sellers shall, except as otherwise specifically consented to in writing by the Purchaser, operate the Business represented by the Second Closing Acquired Balance Sheet and Second Closing Purchased Assets consistent with past practice.

8.3          Consents.  Prior to the First Closing Date and the Second Closing Date and subject to Purchaser’s performance of its obligations under Section 9.2, the Sellers shall obtain any necessary consents required by the Purchaser for the consummation of the transactions contemplated by this Agreement on such Closing Dates.

8.4          Collection of Purchased Accounts Receivable/Unbilled Amounts.  Subject to Section 4.7(a)(i), from and after the First Closing Date, the Sellers agree to hold in trust and within three (3) business days turn over to the Purchaser the full amount of any First Closing Purchased Accounts Receivable/Unbilled Amounts so collected without offset or deduction, which the Sellers receive from any account debtor of the Purchaser after the Effective Date with respect to any First Closing Purchased Accounts Receivable/Unbilled Amounts.  Subject to Section 4.7(b)(i), from and after the Second Closing Date, the Sellers agree to hold in trust and within (3) business days turn over to the Purchaser the full amount of any Second Closing Purchased Accounts Receivable/Unbilled Amounts so collected without offset or deduction, which the Sellers receive from any account debtor of the Purchaser after the Second Closing Date with respect to any Second Closing Purchased Accounts Receivable/Unbilled Amounts. Seller shall permit Purchaser, or Purchaser’s representatives, from time to time, upon advance written notice to Seller,during reasonable business hours, access to the appropriate Seller’s representatives to verify and audit the stated amounts of the First Closing Purchased Accounts Receivable/Unbilled Amounts or Second Closing Purchased Accounts Receivable/Unbilled Amounts collected by Seller.

8.5          Continuing Cooperation.  From and after the First Closing Date and the Second Closing Date, the Sellers agree to use reasonable best efforts to take all actions and do all things necessary in order to promptly consummate the transactions contemplated hereby, including, without limitation, the transfer of all right, title and interest in and to the Purchased Assets to the Purchaser.

8.6          Post-Closing Payment for Pre-Closing Obligations. On and after the First Closing Date and Second Closing Date, as applicable, the Sellers shall continue to pay its vendors, contractors, sub-contractors and any other third parties for Non-Assumed Liabilities, in the ordinary course of business and consistent with past practices, for obligations which may arise or before the First Closing Date or Second Closing Date, as applicable, but become payable after such applicable Closing Date.  In the event of a dispute between Seller and any third-parties regarding payment for any of the Non-Assumed Liabilities, in which such third-party is a common third-party as between Sellers and Purchaser, the Sellers agree to consult with the Purchaser, and Seller and Purchaser agree to negotiate in good faith with respect to an appropriate plan of action regarding the manner in which Sellers resolve its dispute with such third-party; provided, however, Sellers shall not be obligated to agree upon or pursue any plan of action that it determines, in its sole discretion, will permanently and materially compromise its claim in such dispute, but shall not engage in any plan of action which will likely be expected to damage Purchaser’s on-going relationship with such third-party.

8.7          Assistance Regarding Employees.  From time to time prior to the First Closing Date and Second Closing Date, the Sellers will provide reasonably requested assistance to the Purchaser in any efforts of the Purchaser to solicit for employment employees of the Business of interest to the Purchaser.

8.8          Assistance Regarding Licenses.  Prior to and for one hundred twenty (120) days following the First Closing Date, the Sellers shall make their license officer available to provide reasonably requested assistance to Purchaser with respect to Purchaser obtaining its (i) required contractor license for the State of Virginia for the Business, and (ii) Required CA and FL Contractor Licenses for the Business.

8.9          Update Schedules. Between the date hereof and the First Closing Date and, after the First Closing Date, between such date and the Second Closing Date, the Sellers shall promptly disclose to the Purchaser any information contained in the representations and warranties of the Sellers contained in Article 6 or in the Schedules to this Agreement which is no longer complete or correct; provided that no such disclosure shall be deemed to modify, amend or supplement the Sellers’ representations and warranties unless the Purchaser elects to proceed to the First Closing or the Second Closing, as applicable, following such supplemental disclosure.

8.10        Bulk Sale Notice.  The Purchaser and the Sellers hereby waive compliance by the Sellers and the Purchaser with the bulk sales law with respect to the transaction contemplated by this Agreement, to the extent applicable, provided, however, the Sellers shall jointly and severally promptly pay and discharge when due all claims of creditors asserted against the Purchaser, the Purchased Assets or the Business by reason of such noncompliance and shall take promptly all necessary actions required to remove any lien which may be placed upon the Purchaser, the Purchased Assets or the Business by reason of such noncompliance.

8.11        Onvia System.  From and after the First Closing Date through the date of termination of Sellers’ right to use (however such termination shall occur (i.e., pursuant to the terms of the relevant agreement or otherwise)) the online bidding system currently known as “Onvia,” or any successors systems thereto (the “Onvia System”), the Sellers shall continue to pay in the ordinary course of business, any fees, costs and expenses required to maintain a user seat for the Purchaser on such Onvia System.  The Purchaser agrees to reimburse the Sellers for all such payments made by the Sellers on the Purchaser’s behalf with respect to the Onvia System, in a timely manner consistent with the payment terms Seller has for the Onvia System.

8.13        Transfer of Transferred Intellectual Property.  On or prior to the First Closing Date, as part of the closing deliveries set forth in Section 5.3 above, UniTek and its relevant Affiliates (including Sellers, if applicable) shall execute all reasonably requested documentation requested by the Purchaser to transfer to the Purchaser (i) the domain name www.nexlinkgs.com, and (ii) all of UniTek’s and its Affiliates’ rights, title and interest to use the trade name “NexLink Global Services.” Purchaser shall hold such executed documentation and shall not take any steps to effectuate or otherwise file, record and transfer said documentation until first anniversary of the First Closing Date.

8.14        Notice of Recovered Damage Claims.  The Sellers shall give the Purchaser prompt written notice of (including sufficient details thereof) any Third Party Damage Claim or portion thereof that it “recovers” by offset against any retention amounts it holds for its account with respect to which the Purchaser assumed retention liability pursuant to the transaction contemplated hereby.

ARTICLE 9

COVENANTS OF THE PURCHASER

The Purchaser covenants and agrees with the Sellers as follows:

9.1          Consents. Prior to the First Closing Date and the Second Closing Date, the Purchaser shall use commercially reasonable efforts to obtain any consent required for it to consummate the transactions contemplated by this Agreement.

9.2          Continuing Cooperation.  From and after the date hereof, the Purchaser agrees, without limiting the specific obligations of any Party hereto, to use (i) diligent efforts to assist the Sellers in obtaining any required consents required to transfer the applicable Purchased Contracts and Assumed Real Estate Leases to the Purchaser on or after the First Closing Date and Second Closing Date, as applicable, (ii) commercially reasonable efforts to take all other action and do all other things necessary in order to promptly consummate the transactions contemplated hereby, and (iii) use diligent efforts to, as promptly as practicable, provide, and cause Key Employees to provide, any information and/or documentation (to the extent known or in Purchaser’s or such Persons’ possession) reasonably requested by the Sellers, from time to time, with respect to or in connection with (A) Third Party Damage Claims, and (B) third-party disputes, litigation or investigations (including, without limitation, Department of Labor investigations) of any kind concerning the conduct or operation of the Business or the ownership or use of the Purchased Assets prior to (x) in the case of the portion of the Business represented by the First Closing Acquired Balance Sheet and First Closing Purchased Assets, the First Closing Date, and (y) in the case of the portion of the Business represented by the Second Closing Acquired Balance Sheet and Second Closing Purchased Assets, the Second Closing Date. The Sellers shall either pay for or reimburse the Purchaser for all out-of-pocket costs and expenses incurred by the Purchaser and/or its Key Employees in carrying out its obligations under this Section 9.2.

9.3          Bonds.  The Purchaser will pay, or otherwise reimburse the Seller for all in-progress bonds and bond renewals required to be maintained by the Sellers by any of the Purchased Contracts and Assumed Real Estate Leases after the sale thereof as contemplated hereby.  The amount to be remitted by the Purchaser for applicable in-progress bonds shall be calculated using a mutually agreed upon completion percentage as of the First Closing Date or Second Closing Date, as applicable, for any applicable project.

9.4          Collection of Excluded Accounts Receivable/Unbilled Amounts.  From and after the First Closing Date and (i) on or before March 29, 2013, the Purchaser will (1) on behalf of the Sellers, collect in full the accounts receivable portion of the Excluded Accounts Receivable/Unbilled Amounts, and (2) complete all required remaining work and documentation, at the Purchaser’s own expense, to enable the Sellers to bill in full the unbilled portion of the Excluded Accounts Receivable/Unbilled Amounts (the “Post-Closing Billed Amounts”), and (ii) on or before June 29, 2013, on behalf of the Sellers, collect in full the Post-Closing Billed Amounts; provided, however, that if Purchaser fails to collect in full those Excluded Accounts Receivable/Unbilled Amounts set forth on Schedule 9.4 (the “Covered Excluded Accounts Receivable/Unbilled Amounts”) on or before March 29, 2013 and June 29, 2013, as applicable, as provided above, Purchaser shall remit to Seller on or before July 15, 2013 the lesser of: (i) the net difference between the amount of Covered Excluded Accounts Receivable/Unbilled Amounts actually collected on or before March 29, 2013 and June 29, 2013 and the total amount of Covered Excluded Accounts Receivable/Unbilled Amounts that were to be collected; or (ii) a maximum of Five Hundred Thousand Dollars ($500,000).  For the avoidance of doubt, (i) the amount remitted shall be the actual net difference between said amounts (not a “penalty” or “cliff”), (ii) in no event shall such amount due by Purchaser to Seller exceed Five Hundred Thousand Dollars ($500,000), and (iii) the net difference calculation herein shall include only the Covered Excluded Accounts Receivable/Unbilled Amounts and no other disputed or Excluded Accounts Receivable/Unbilled Amounts.  The Purchaser agrees to hold in trust and promptly turn over to the Sellers the full amount of any Excluded Accounts Receivable/Unbilled Amounts so collected without offset or deduction, which the Purchaser receives from any account debtor of the Sellers after the First Closing Date with respect to any Excluded Accounts Receivable/Unbilled Amounts.

9.5          Equipment Lease. On (i) the First Closing Date, Purchaser shall have assumed the portion Equipment Leases with regards to the First Closing Leased Equipment or replaced such portion of the Equipment Leases with its own lease arrangements for the First Closing Leased Equipment, and (ii) the Second Closing Date, Purchaser shall have assumed the portion Equipment Leases with regards to the Second Closing Leased Equipment or replaced such portion of the Equipment Leases with its own lease arrangements for the Second Closing Leased Equipment.

9.6          Purchaser Subcontract Agreement.  On the First Closing Date, the Purchaser shall enter into a Subcontractor Agreement with the Sellers substantially in the form attached hereto as Exhibit E (the “Purchaser Subcontract Agreement”) pursuant to which the Purchaser will agree to, among other things, (i) perform services for the Sellers with regards to the Non-Assumed Verizon Tampa Warranty Obligations and other warranty and emergency call out obligations under customer agreements of the Business not acquired by the Purchaser, and (ii) any services that the Parties mutually agree are required as the result of a Delayed Asset under Section 4.7(c).

9.7          Management Services.  Purchaser agrees that during the Second Interim Period, it will make available Lochhead and, from time to time as the Purchaser deems reasonably necessary, some of the other Key Employees to provide managerial assistance (generally of the type such Persons provided during their tenure with the Sellers) to Sellers with respect to operating the Business represented by the Second Closing Acquired Balance Sheet and the Second Purchase Assets in the ordinary course and consistent with past practice.  In consideration for providing the foregoing managerial assistance during the Second Interim Period, the Sellers will pay the Purchaser a monthly fee (pro-rated for any partial period) equal to five percent (5%) of the revenue earned by Business represented by the Second Closing Acquired Balance Sheet Business represented by the Second Closing Acquired Balance Sheet (the “Second Interim Period Management Fee”), payable within ten (10) days following the end of the month in which the applicable revenue was earned. The Second Interim Period Management Fee is payable by Seller regardless of the scope of services provided to, or requested by Seller, and may not (with the exception of pro-rations for a partial period) be reduced or offset in any manner.

9.8          Hardware Wipe. To the extent any of the Purchased Assets include any hardware on which Microsoft software resides, Purchaser covenants that it shall delete or erase all such Microsoft software promptly after the First Closing and the Second Closing, as applicable, before accessing or using such Microsoft software in any manner. No Microsoft software or Microsoft licenses thereto are being transferred or sold under this Agreement, and any Microsoft software residing on any Purchased Asset transferred hereunder shall still be considered as belonging or licensed solely to the applicable Seller only.

ARTICLE 10

CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the First Closing Date or Second Closing Date, as applicable, of each of the following conditions, unless (i) specifically identified below as applying solely to one of the Closing Dates, and/or (ii) specifically waived in writing by the Purchaser in advance:

10.1        Acquired Balance Sheets as of the Preliminary Balance Sheet Date.  As of the First Closing Date, the Parties shall have mutually agreed on each of the First Closing Acquired Balance Sheet and the Second Closing Acquired Balance Sheet.

10.2        Purchased Contracts and Leases.  On (i) the First Closing Date, all consents required for the transfer to the Purchaser of the First Closing Purchased Contracts and the First Closing Assumed Real Estate Leases shall have been received from the relevant third party, and (ii) the Second Closing Date, all consents required for the transfer to the Purchaser of the Second Closing Purchased Contracts and the Second Closing Assumed Real Estate Leases shall have been received from the relevant third party.

10.3        Representations and Warranties; Covenants.  The representations and warranties of the Sellers and all Schedules contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such dates, and the Sellers shall have duly performed and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

10.4        Lien Searches.  On (i) the First Closing Date, the Purchaser shall have received lien searches satisfactory to the Purchaser in all jurisdictions in which the First Closing Purchased Assets are located, and (ii) the Second Closing Date, the Purchaser shall have received lien searches satisfactory to the Purchaser in all jurisdictions in which the Second Closing Purchased Assets are located.

10.5        Closing Deliveries.  The Seller shall have delivered each of the items set forth in Section 5.3.1.

10.6        No Injunction.  There shall be no order, writ, injunction or decree of any court or Governmental Authority binding on the Purchaser or the Sellers, which prohibits the Purchaser or the Sellers from consummating the transactions contemplated hereby.

10.7        Board Approval by the Purchaser.  On or prior to the First Closing Date, the Purchaser’s members shall have approved the transactions contemplated herein.

10.8        Subleases.  On the First Closing Date, the Purchaser and UniTek shall have entered into sublease agreements acceptable to the Purchaser for (i) Unitek’s affiliate Pinnacle Wireless USA, Inc.’s sublease from Purchaser of certain office and warehouse space at Purchaser’s facility (after consummation of the transactions set forth herein) located at 2420 Grand Avenue, Suite E-1, San Diego, California 92081, which sublease shall have an effective date as of the Second Closing Date, and (ii) Purchaser’s sublease from Unitek of certain first floor, warehouse and yard space at UniTek’s facility located at 501 W. Southern Avenue, Orange, CA 92865, which sublease agreement shall have an effective date as of the Second Closing Date (the “Sublease Agreements”).

10.11      Sellers’ Certificate. The Purchaser shall have received a certificate from the Sellers, dated as of the applicable Closing Date, reasonably satisfactory in form and substance to the Purchaser and its counsel, certifying as to the matters specified in Section 10.3 hereof.

ARTICLE 11

CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATIONS

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the First Closing Date or Second Closing Date, as applicable, of each of the following conditions, unless (i) specifically identified below as applying solely to one of the Closing Dates, and/or (ii) specifically waived in writing by the Sellers in advance:

11.1        Acquired Balance Sheets as of the Preliminary Balance Sheet Date.  As of the First Closing Date, the Parties shall have mutually agreed on each of the First Closing Acquired Balance Sheet and the Second Closing Acquired Balance Sheet.

11.2        Purchased Contracts and Leases.  On (i) the First Closing Date, all consents required for the transfer to the Purchaser of the First Closing Purchased Contracts and the First Closing Assumed Real Estate Leases shall have been received from the relevant third party, and (ii) the Second Closing Date, all consents required for the transfer to the Purchaser of the Second Closing Purchased Contracts and the Second Closing Assumed Real Estate Leases shall have been received from the relevant third party.

11.3        Representations and Warranties; Covenants.  The representations and warranties of the Purchaser contained in this Agreement shall be true and complete in all respects as of the date of this Agreement and as of each of the Closing Dates as if made on and as of such dates, the Purchaser shall have duly performed and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

11.4        Closing Deliveries.  The Purchaser shall have delivered each of the items set forth in Section 5.3.2.

11.5        No Injunction.  There shall be no order, writ, injunction or decree of any court or Governmental Authority binding on the Purchaser or the Sellers, which prohibits the Purchaser or the Sellers from consummating the transactions contemplated hereby.

11.6        Board Approval by the Sellers.  On or prior to the First Closing Date, each of the Sellers’ Boards of Directors and the Unitek Board of Directors shall have approved the transactions contemplated herein.

11.7        Subleases.  On or prior to the First Closing Date, the Purchaser and each of UniTek and its relevant affiliate shall have entered into the applicable Sublease Agreement to which each is a party in a form acceptable to the Sellers.

11.8        Equipment Leases.  On (i) the First Closing Date, Purchaser shall have assumed the portion Equipment Leases with regards to the First Closing Leased Equipment or replaced such portion of the Equipment Leases with its own lease arrangements for the First Closing Leased Equipment, and (ii) the Second Closing Date, Purchaser shall have assumed the portion Equipment Leases with regards to the Second Closing Leased Equipment or replaced such portion of the Equipment Leases with its own lease arrangements for the Second Closing Leased Equipment.

11.9        Purchaser’s Certificate. The Sellers shall have received a certificate from the Purchaser, dated as of the applicable Closing Date, reasonably satisfactory in form and substance to the Sellers and its counsel, certifying as to the matters specified in Section 11.3 hereof.

11.10      Amendment of Retention Agreement.  On or prior to the First Closing Date, Lochhead and Unitek shall have entered into an amendment to the Retention Agreement between Unitek and Lochhead, dated January 25, 2012, whereby Lochhead waives his right to receive the retention bonus that would otherwise be payable to Lochhead.

11.11      Releases.  On (i) the First Closing Date, the Sellers shall have received releases, in forms satisfactory to the Sellers, in their sole discretion, from any First Closing Restricted Transferred Employees, including each of the applicable Key Employees, and (ii) the Second Closing Date, the Sellers shall have received releases, in forms satisfactory to the Sellers, in their sole discretion, from any Second Closing Restricted Transferred Employees, including each of the applicable Key Employees.

ARTICLE 12

TERMINATION PRIOR TO FIRST CLOSING

12.1        Termination of Agreement.  This Agreement may be terminated at any time prior to the First Closing Date:

(a)   by the mutual written consent of the Sellers and the Purchaser;

(b)   by written notice from the Sellers to the Purchaser, (1) if the Purchaser fails to perform in any material respect its agreements contained herein that are required to be performed by it on the First Closing Date and does not cure such breach (to the extent possible) within three (3) Business Days of its initial occurrence, or (2) all of the applicable conditions set forth in Article 11 are not satisfied on the First Closing Date;

(c)   by written notice from the Purchaser to the Sellers, (1) if any or all of the Sellers fail to perform in any material respect any of their agreements contained herein that are required to be performed by it on or prior to the First Closing Date and does not cure such breach (to the extent possible) within three (3) Business Days of its initial occurrence, or (2) all of the applicable conditions set forth in Article 10 are not satisfied on the First Closing Date.

(d)   by written notice from the Sellers to the Purchaser or the Purchaser to the Seller if the First Closing has not occurred on or prior to December 14, 2012; provided,

that, in each such case neither Party shall be entitled to terminate this Agreement pursuant to this Section 12.1 if such Party’s breach of this Agreement or failure to perform hereunder has materially caused or resulted in any of the foregoing events occurring.

(e)   Termination of Obligations.  Termination of this Agreement pursuant to this Article 12 shall terminate all obligations of the Parties hereunder, except for the obligations under Section 4.6 (Expenses) and 12.2 (Break-Up Fee).

(f)    For the avoidance of doubt, this Agreement may not be terminated by Seller or Purchaser after the First Closing Date.

12.2        Break-Up Fee.  In the event the Sellers terminate this Agreement for any reason or no reason on or prior to the First Closing Date, the Sellers shall, upon the earlier of signing a new letter of intent or the signing of an alternative purchase agreement, immediately pay to the Purchaser, in a single lump sum, a break-up fee of Four Hundred Thousand Dollars ($400,000) (the “Break-Up Fee”). Notwithstanding the foregoing, the Break-Up Fee shall not be payable by the Sellers to the Purchaser if (a) the Parties are unable to close the transactions set forth herein after good faith and diligent efforts to do so; (b) the Purchaser fails to satisfy its obligations with respect to the closing conditions identified in Sections 10.7 and 11.9, or (c) any new letter of intent or alternative purchase agreement that is executed by the Sellers after March 31, 2013.

12.3        In addition, the amendment described in Section 11.5 hereof, pursuant to which Lochhead waives his right to receive the retention bonus that would otherwise be payable to him, shall be annulled and made immediately null and void, and Lochhead’s right to the receive the retention bonus shall be reinstated.

ARTICLE 13

EMPLOYEES

13.1        Offer of Employment.

(a)           The Purchaser shall be entitled to, but not required to offer employment on and as of the First Closing Date, on an at-will basis, to all those employees listed on Schedule 13.1(a) (the “First Closing Transferred Employees”). Purchaser shall endeavor to offer employment to such First Closing Transferred Employees at substantially the same base salaries or wages and benefits as were paid by the Sellers immediately prior to the First Closing Date. The Purchaser shall not offer employment to any employees of the Business other than the First Closing Transferred Employees on the First Closing Date.   Sellers shall have the right and opportunity, prior to the First Closing, to obtain a executed release agreement (in a form satisfactory to the Sellers, in their sole discretion) (the “Restricted Transferred Employee Releases”) from each Restricted Transferred Employee (as defined in Section 14.2 below) within the First Closing Transferred Employees releasing Sellers from any liabilities with respect to such Restricted Transferred Employee arising through the First Closing Date.

(b)           The Purchaser shall be entitled to, but not required to offer employment on and as of the Second Closing Date, on an at-will basis, to all those employees listed on Schedule 13.1(b) (the “Second Closing Transferred Employees”). Purchaser shall endeavor to offer employment to such Second Closing Transferred Employees at substantially the same base salaries or wages and benefits as were paid by the Sellers immediately prior to the Second Closing Date.   Sellers shall have the right and opportunity, prior to the Second Closing, to obtain an executed Restricted Transferred Employee Release from each Restricted Transferred Employee within the Second Closing Transferred Employees releasing Sellers from any liabilities with respect to such Restricted Transferred Employee arising through the Second Closing Date.

13.2        Termination of Employment with the Sellers. Nothing herein shall be construed as a continuation of the obligations of the Sellers with respect to the First Closing Transferred Employees and Second Closing Transferred Employees, whose employment shall be terminated or deemed terminated by the Sellers as of the First Closing Date and Second Closing Date, as applicable. For the avoidance of doubt, any and all liabilities, including without limitation, payroll, benefits, and insurance, relating to the Second Closing Transferred Employees shall remain with the Sellers unless and until such Second Closing Transferred Employees are terminated or deemed terminated by Seller on the Second Closing Date.

ARTICLE 14

RESTRICTIVE COVENANTS

14.1        Non-Competition Agreement.  As a material inducement for the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, at the Closing, the Sellers, on their own behalf and their Affiliates hereby agree that they shall not, for the period from the First Closing Date to the date one (1) year after the First Closing Date, compete with the Purchaser (nor any Canadian Affiliate of the Purchaser to which Purchased Assets of, and that portion of the Business conducted by, Unitek Canada may be transferred by the Purchaser), whether directly or indirectly (e.g., as an owner, shareholder, partner, joint-venturer,  investor or other similar relationship) in the wireline engineering and construction business conducted by the Business for telecommunications companies, including, without limitation, wireline backhaul engineering and construction services for wireless telecommunications companies; provided, however, that nothing in this Section 14.1 shall prohibit or otherwise restrict the Sellers from providing wireline engineering and construction services to cable companies in geographic areas in the United States in which the Sellers have operations as of the Closing Date, the list of which is set forth on Schedule 14.1 (“Sellers Service Areas”) (“Sellers’ Non-Compete”).  For avoidance of doubt, drop bury/drop placement services are not considered construction services for purposes of this Section 14.1 and, thus, such services are not subject to any of the restrictions set forth herein concerning areas outside the Sellers Service Areas.

14.2        Waiver of Existing Restrictive Covenants with the Sellers.  The Transferred Employees listed on Schedule 14.2 have in place as of the date of this Agreement, provisions in agreements with the Sellers or their Affiliates whereby each such employee is contractually restricted from competing with the Sellers in certain manners for certain periods following termination of employment (the “Restricted Transferred Employees”).   Subject to the Sellers’ receipt of a Transferred Employee Release from each applicable Restricted Transferred Employee, effective as of the Closing Date, the Sellers shall, or shall cause its relevant Affiliate to, enter into an amendment to its restrictive agreement with such Restricted Transferred Employee to enable such Restricted Transferred Employee, as an employee of Purchaser or any of its successors or Affiliates or permitted assignees, to engage in the wireline engineering and construction business conducted by the Business for telecommunications companies (including, without limitation, wireline backhaul engineering and construction services for wireless telecommunications companies), but excluding (i.e., but not for) cable companies in Sellers Service Areas for a period from the First Closing Date to the date that is one (1) year after the First Closing Date.  Such amendments shall not contain any provisions restricting the activities of the Restricted Transferred Employees beyond the first (1st) anniversary of the Second Closing.   For avoidance of doubt, drop bury/drop placement services are not considered construction services for purposes of this Section 14.2 and, thus, such services are not subject to any of the restrictions set forth herein regarding Sellers Service Areas.

14.3                        Reasonableness of Covenants and Relief.

a.             Each of the Parties expressly acknowledge and agree that:  (i) the covenants and restrictions set forth in this Section 14 of this Agreement are reasonable and are an essential part of this Agreement and are reasonable and necessary to protect a legitimate interest of the beneficiary of such convenants and restrictions (ii) any violation of any provision of those sections will result in immediate and irreparable injury to the Purchaser or the Sellers, as applicable, which cannot be adequately compensated by monetary damages, (iii) in the event of any such actual or threatened violation, the beneficiary of such convenants and restriction shall be entitled to preliminary and permanent injunctive relief, without being required to post a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the beneficiary of such convenants and restriction may be entitled at law or in equity, and (iv) if any provision of this Section 14 is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect only to the extent that it may be enforceable.

ARTICLE 15

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

15.1        Survival of Representations and Warranties.   All representations and warranties of the Parties shall survive for one (1) year after the First Closing Date and one (1) year after the Second Closing Date, as applicable; provided that (i) there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of such survival period and (ii) that the representations and warranties contained in Sections 6.7 (Taxes) and 6.15 (Environmental, Health, and Safety Matters) shall remain in full force until the latter of five years the expiration of the applicable statute of limitations.  Except as is otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities in this Agreement shall survive indefinitely.  Subject to Section 15.7, no investigation made by any Parties hereto (whether prior to, on or after either Closing Date) shall in any way limit the representations and warranties of the other Parties.

15.2        Indemnification by the Sellers. “Seller General Liabilities” shall mean all Losses resulting from, arising out of, or incurred by any of the Purchaser or its Affiliates, or any of their respective successors or assigns and their respective directors, members, managers, officers and employees (each a “Purchaser Indemnified Party”) after the relevant Closing Date in connection with (i) any breach of any of the representations or warranties made by any or all of the Sellers in this Agreement, (ii) any default in the performance of, or a breach of, any of the covenants or agreements made by the Sellers in this Agreement or (iii) any attempt (whether or not successful) by any Person to cause or require any Purchaser Indemnified Party to pay any liability of, or claim against, the Sellers of any kind in respect of the operation of (i) the Business represented by the First Closing Acquired Balance Sheet, prior to the First Closing Date and (ii) the Business represented by the Second Closing Acquired Balance Sheet, prior to the Second Closing Date, in each case, to the extent not specifically assumed or subject to an indemnity by the Purchaser under the terms of this Agreement or in any other agreement or document executed or delivered pursuant hereto or in conjunction with the consummation of the transactions contemplated by this Agreement. Subject to the further provisions of this Article 15, the Sellers jointly and severally covenant and agree to pay, and to indemnify all Purchaser Indemnified Parties, and hold them harmless from and to defend them, against and in respect of, any and all Seller General Liabilities.  Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies available at law, in equity or otherwise against the Sellers based on a willful misrepresentation or willful breach of any warranty by the Sellers hereunder.

15.3        Indemnification by Purchaser.

(a)           “Purchaser General Liabilities” shall mean all Losses resulting from, arising out of, or incurred by any of the Sellers or their Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a “Seller Indemnified Party”) after the First Closing Date in connection with (i) any breach of any of the representations or warranties made by the Purchaser in this Agreement, (ii) any default by the Purchaser in respect of any of the covenants or agreements made by the Purchaser in this Agreement, (iii) any attempt (whether or not successful) by any Person to cause or require any Seller Indemnified Party to pay or discharge any Assumed Liability or any liability of, or claim against, the Purchaser of any kind in respect of the operation of (i) the Business represented by the First Closing Acquired Balance Sheet, after the First Closing Date and (ii) the Business represented by the Second Closing Acquired Balance Sheet, after the Second Closing Date, in each case, to the extent not specifically subject to an indemnity by the Sellers under the terms of this Agreement. Subject to the further provisions of this Article 15, the Purchaser covenants and agrees with Seller that the Purchaser shall pay, and shall indemnify all Seller Indemnified Parties, and hold them harmless and defend them from, against and in respect of, any and all Purchaser General Liabilities.  Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies available at law, in equity or otherwise against the Purchaser based on a willful misrepresentation or willful breach of any warranty by the Purchaser hereunder.

(b)           Subject to the further provisions of this Article 15, the Purchaser covenants and agrees with Seller that the Purchaser shall pay, and shall indemnify all Seller Indemnified

Parties, and hold them harmless and defend them from, against and in respect of, any and all Losses in connection with any breach by Purchaser of its payment obligations under Sections 4.1, 4.2, 4.5 and 9.4.

15.4        Procedures for Indemnification.

(a)           Each Indemnified Party shall promptly give notice hereunder to the indemnifying Party after becoming aware of any claim as to which recovery may be sought against the indemnifying Party because of the indemnity in this Article 15, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying Party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by the indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 5 Business Days after notice thereof shall have been given to the indemnifying Party shall be deemed a waiver by the indemnifying Party of its right to defend such claim or action and the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable.

(b)           The indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation.

(c)           If the indemnifying Party shall not, within thirty (30) days after its receipt of the notice required by Section 15.6(a) hereof, advise the Indemnified Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

15.5        Payment of Indemnification Obligations.  Each Party shall pay promptly to any Indemnified Party the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing provisions of this Article 15 relates.

15.6        Interest on Unpaid Obligations. If all or part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by law or (ii) two percent (2%) per annum plus the “Prime Rate” as published from time to time in The Wall Street Journal.).

15.7        Other Remedies. The indemnification rights of any Indemnified Party under this Article 15 are independent of and in addition to such rights and remedies as such Indemnified Party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of any Party, none of which rights or remedies shall be affected or diminished hereby.

15.8        No Recovery.  Notwithstanding anything to the contrary in this Section 15 or this Agreement, Purchaser shall not be entitled to indemnification for any Losses pursuant to this Article 15 with respect to any breach of any Covered Representation (as defined below) if a Key Employee had or has actual knowledge of such breach of the Covered Representation prior to or as of the date of this Agreement or one of the Closing Dates, except in the case of Lochhead “actual knowledge” includes knowledge that Lochhead would reasonably be expected to have by virtue of his role as Chief Executive Officer of Advanced.  As used herein, the term “Covered Representation” means the representations and warranties made by Sellers in Section 6.3; Section 6.5(vi); Section 6.6; Section 6.8, but only as to threatened actions; the last sentence of Section 6.9(a); the last sentence of Section 6.9(b); Section 6.14, as to any known spills or other environmental issues at locations of the Business; and the last sentence of Section 6.15.

ARTICLE 16

MISCELLANEOUS

16.1        Further Acts and Assurances.  The Sellers shall, at any time and from time to time after (i) the First Closing, upon request of the Purchaser and without additional consideration, take any and all steps reasonably necessary to place the Purchaser in possession and operating control of the First Closing Purchased Assets, and (ii) the Second Closing, upon request of the Purchaser and without additional consideration, take any and all steps reasonably necessary to place the Purchaser in possession and operating control of the Second Closing Purchased Assets.  The Sellers will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and confirming to the Purchaser or for reducing to its possession, any or all of (i) in the case of the First Closing Purchased Assets, after the First Closing Date and (ii) in the case of the Second Closing Purchased Assets, after the Second Closing Date.

16.2        Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person or by express courier, or (b) when delivered, if mailed by first class postage prepaid certified mail, return receipt requested, in any such case as follows:

If to the Sellers:

Advanced Communications USA, Inc.

c/o UniTek Global Services, Inc.

1777 Sentry Parkway West

Gwynedd Hall, Suite 302

Blue Bell, PA 19422

Attention: Ronald J. Lejman, CFO

E-mail:  rlejman@unitekgs.com

Facsimile No.: (484) 493-1613

With a copy to:

Morgan Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention:  Justin Chairman, Esq.

E-mail:  jchairman@morganlewis.com

Facsimile No.: (215) 963-5001

If to the Purchaser:

NX Utilites, LLC

c/o QualTek USA, LLC

1000 Germantown Pike,

Suite G-6

Plymouth Meeting, PA 19462

With copies to:

Rosenbloom Law Group LLC

100 Four Falls Corporate Center

Suite 105

West Conshohocken, PA 19428

Attention: Jack A. Rosenbloom, Esq.

E-mail: jack@rosenbloomlawgroup.com

Facsimile No.: (610) 828-7036

Zarwin, Baum, DeVito, Kaplan, Schaer & Toddy, P.C.,

1818 Market Street

13th Floor

Philadelphia, PA 19103-3638

Attn: Paul W. Baskowsky, Esq.

Email: pwbaskowsky@zarwin.com

Faacsimile No.: (267) 765 -7358

or at such other address or number for a Party as shall be specified by like notice.  Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party.

16.3        Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMMONWEALTH OF PENNSYLVANIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND THE PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE COURTS LOCATED IN MONTGOMERY COUNTY PENNSYLVANIA OR, IF APPLICABLE, THE FEDERAL COURTS LOCATED IN THE EASTERN DISTRICT OF PENNSYLVANIA.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

16.4        Construction.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The Parties have participated jointly in the negotiation and drafting of this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.5        Attachments.  Every Schedule and Exhibit attached to this Agreement is incorporated in this Agreement by this reference.

16.6        Assignment.  The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.  Without the prior written consent of the other Party, no Party hereto may assign such Party’s rights, duties or obligations hereunder or any part thereof to any other Person prior to the Second Closing.

16.7        Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes are deemed to be an original and all of which shall constitute the same instrument.  A signature of a Party delivered by telecopy or other electronic transmission shall constitute an original signature of such Party.

16.8        Headings.  The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.  All references to Sections in this Agreement shall be references to sections of this Agreement unless otherwise indicated.

16.9        Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof or a continuing waiver. No supplement, modification, amendment or waiver of the terms or conditions of this Agreement shall be binding unless executed in writing by authorized representatives of the Parties hereto.

16.10      Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

16.11      Entire Agreement.  This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto, constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the Parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the Parties executed with or after this Agreement or any written agreement pertaining to another subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered, all on and as of the date first written above.

SELLERS:

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Ronald J. Lejman
Name:	Ronald J. Lejman
Title:	Chief Financial Officer

ADVANCED COMMUNICATIONS USA, INC.

By:	/s/ Ronald J. Lejman
Name:	Ronald J. Lejman
Title:	Treasurer

NEXLINK USA COMMUNICATIONS, INC.

By:	/s/ Ronald J. Lejman
Name:	Ronald J. Lejman
Title:	Treasurer

UNITEK CANADA, INC.

By:	/s/ Ronald J. Lejman
Name:	Ronald J. Lejman
Title:	President

PURCHASER:

NX UTILITIES, LLC

By:	/s/ Joseph D. Kestenbaum
QualTek USA, LLC, Manager
By: Joseph D. Kestenbaum, its Chairman

MEMBERS:

Executing this Agreement solely with respect to Section 15.3(b)

/s/ Scott I. Lochhead
Scott I. Lochhead

Executing this Agreement solely with respect to Sections 15.3(b)

QualTek USA, LLC

By:	/s/ Joseph D. Kestenbaum
Name:	Joseph D. Kestenbaum
Title:	Manager

Index of Exhibits & Schedules

Exhibit A	First Closing Acquired Balance Sheet
Exhibit B	Second Closing Acquired Balance Sheet
Exhibit C	Excluded Assets
Exhibit D	Wire Transfer Instructions
Exhibit E	Form of Subcontractor Agreement

Schedule 2.1(a)	First Closing Purchased Contracts
Schedule 2.1(b)	First Closing Assumed Real Estates Leases
Schedule 2.1(c)	First Closing Purchased Accounts Receivable/Unbilled Amounts
Schedule 2.1(d)	First Closing Inventory
Schedule 2.1(e)	First Closing Prepaid Assets
Schedule 2.1(f)	First Closing PP&E (incl. First Closing Leased Equipment)
Schedule 2.1(g)	First Closing Other Assets

Schedule 2.2(a)	Second Closing Purchased Contracts
Schedule 2.2(b)	Second Closing Assumed Real Estates Leases
Schedule 2.2(c)	Second Closing Purchased Accounts Receivable/Unbilled Amounts
Schedule 2.2(d)	Second Closing Inventory
Schedule 2.2(e)	Second Closing Prepaid Assets
Schedule 2.2(f)	Second Closing PP&E (incl. First Closing Leased Equipment)
Schedule 2.2(g)	Second Closing Other Assets

Schedule 3.1(b)	First Closing Accounts Payable and Accrued Amounts Payable
Schedule 3.2(b)	Second Closing Accounts Payable and Accrued Amounts Payable

Schedule 6.3	Legal and Other Compliance
Schedule 6.8	Litigation
Schedule 6.10	Employees

Schedule 9.4	Covered Excluded Accounts Receivable/Unbilled Amounts

Schedule 13.1(a)	First Closing Transferred Employees
Schedule 13.1(b)	Second Closing Transferred Employees

Schedule 14.1	Sellers Service Areas
Schedule 14.2	Restricted Transferred Employees

EXHIBIT E

Form of Subcontractor Agreement

See attached.

SUBCONTRACTOR AGREEMENT

THIS SUBCONTRACTOR AGREEMENT (the “Agreement”) is made and entered as of the          day of December 2012 by and between Advanced Communications USA, Inc. with a principal place of business at 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania  19422 (“Company”) and NX Utilities, LLC with a principal place of business at 2587 Industry Lane, West Norriton, Pennsylvania 19403 (“Subcontractor”) (each a “Party” and, collectively, the “Parties”) and sets forth the terms and conditions by which Subcontractor will supply labor, materials, equipment and/or services for Subcontractor’s scope of work (the “Work”) defined in this Agreement and from time to time hereafter in one or more Statements of Work as set forth at Exhibit A and incorporated by this reference upon execution thereof by both Parties (each a “SOW” and collectively the “SOWs”).  Each SOW shall incorporate the terms and conditions of this Agreement.  Subcontractor will perform the Work on behalf of Company for a telecommunications service provider customer of Company (the “Customer”).

1.             Term; Acceptance of Certain Warranty Work.

A.            This Agreement shall remain in effect for a period of        (  ) years from the date hereof, unless earlier terminated pursuant to the provisions herein (the “Term”).  Unless otherwise agreed in writing by the Parties in a specific SOW or otherwise, should this Agreement expire during the period of performance of one or more SOWs, all remaining Work of each such SOW will be completed under the terms of the Agreement in effect on the date of expiration.

B.            Notwithstanding anything to the contrary herein or in any SOW, in addition to other Work Subcontractor may accept from time to time from Contractor, Subcontractor hereby agrees that it will promptly accept Work requests related to warranty and emergency call out obligations of Contractor that were “Non-Assumed Liabilities” under that certain Asset Purchase Agreement, dated of even dated herewith, among Contractor, certain affiliates of Contractor (including its ultimate parent, Unitek Global Services, Inc.) and Subcontractor (the “Purchase Agreement”) (including, without limitation, the Non-Assumed Verizon Tampa Warranty Obligations (as defined in the Purchase Agreement), with the Parties hereto acknowledging and agreeing that Subcontractor may not perform such Work directly, but rather indirectly through other subcontractors engaged and managed by Subcontractor on behalf of Contractor in order to perform such Work.

2.             Status of Subcontractor.

A.            Nothing in this Agreement shall cause Subcontractor in any way to be construed as a partner or joint venturer with, or an employee of, Company in connection with or arising from Subcontractor’s performance of the Work under this Agreement.  Company retains Subcontractor only for the purposes and to the extent as set forth in this Agreement and the SOWs, and Subcontractor’s relation to Company during the Term shall be that of an independent Subcontractor and nothing herein shall create or imply any other or different relationship.

B.            Subcontractor acknowledges that: (a) nothing herein constitutes the exercise by Company of control or direction over the manner or method by which Subcontractor will perform the Work; (b) Subcontractor is solely responsible for the withholding and payment of all federal, state and local income, social security and unemployment taxes, salaries, and other payments required to be made by it from funds received from Company hereunder; and (c) Company is not required to and will not provide any workers’ compensation or other insurance coverage of any nature, or any other unemployment, medical, dental, welfare or pension benefits to Subcontractor or any of its employees or subcontractors.  Subcontractor acknowledges that persons performing Work are employees, agents or subcontractors of Subcontractor and Subcontractor shall exercise full control and supervision over such persons.

3.             Subcontractor’s Responsibilities.  Subcontractor shall perform all Work in a professional manner and in accordance with this Agreement, the applicable SOW and all specifications, drawing and other documentation applicable to the Work. Unless otherwise provided in the applicable SOW, Subcontractor shall provide all labor, materials, equipment, tools, utilities, transportation, vehicles, facilities and services necessary for the proper execution and completion of the Work.  Subcontractor shall be solely responsible for all construction means, methods, techniques, procedures and safety and security programs in connection with the performance of the Work.  Subcontractor shall also be subject to the following requirements:

A.            Background Checks.  If requested by Company in an SOW for particular Work (which is accepted and executed by Subcontractor), for each of Subcontractor’s employees, subcontractors and/or representatives who will perform the relevant Work for Subcontractor, Subcontractor will be responsible for conducting both pre-contract drug testing and background checks according to Company’s guidelines.    Further, upon request by Company and if legally permitted, Subcontractor will supply the results of such drug and background checks to Company.

B.            Permits.  Except as otherwise expressly set forth in a SOW, Subcontractor will be responsible for obtaining all governmental approvals, rights of way, licenses, permits, easements and other third-party and private individual consents that are required for the Work.  In addition, Subcontractor agrees that its work will be performed in accordance with standard utility practices and the National Electrical Safety Code and other such regulations as may be applicable for proper construction of the relevant Work.  Any deviation from the above construction practices will be permitted only upon receipt of written consent from Company.

C.            Clean-up; Restoration.  Subcontractor shall at all time keep the Work site free from accumulations of waste material, rubbish and any other debris resulting from the Work.  On an ongoing basis as the Work progresses, and at the completion of the Work, Subcontractor shall restore to essentially its former condition all aspects of the

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Work site and shall remove all waste and excess materials, tools and equipment resulting from or used in the Work and, with respect to waste, legally dispose thereof.  Surfaces shall be restored to their original condition following the completion of Subcontractor’s Work. All costs and expenses for clean-up, restoration and removal noted above will be borne by Subcontractor.

D.            General Requirements; Company Supplied Materials.  Unless otherwise set forth in an SOW, Subcontractor shall (i) meet Company’s schedule for completion of the Work; (ii) contact the proper authorities and/or agencies to ensure proper and timely locating of all buried utilities in any areas of proposed excavation by Subcontractor in connection with the Work; and (iii) locate Customer facilities at the Work site to insure that installation does not adversely affect existing equipment.

As specified in a SOW, Company may furnish certain materials necessary to perform the Work.  Such materials shall be made available at a warehouse designated by Company.

4.             Safety.  Subcontractor shall ensure that its personnel that are performing the Work have the proper training and follow the appropriate safety measures.  Subcontractor shall comply with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority having jurisdiction for the safety of persons or property (including, without limitation, the Federal Occupational Safety and Health Act and all applicable environmental protection laws, rules and regulations) and shall take all reasonable precautions in order to protect such persons or property at or adjacent to the Work site from damage, injury or loss from performance of Work by Subcontractor, its employees or other agents.  If any accident occurs at or adjacent to the Work site as a result of the performance of Work by Subcontractor, its employees or agents and a person is injured or property is damaged, Subcontractor shall immediately notify Company and provide the full details of such accident and injury.  If required in an SOW, Subcontractor shall comply with all specific safety requirements of Customer.

5.             Subcontracting.  Subcontractor may subcontract all or any part of the Work with prior written notification to Company, which notification shall include the name and address of the subcontractor and a general description of the portion of the Work to be done by such subcontractor.  All Work performed by a subcontractor of Subcontractor shall be deemed Work performed by Subcontractor.  Subcontractor shall bind, or cause to be bound, by subcontract any subcontractor to all terms and conditions of this Agreement.

6.             Reporting.  Subcontractor’s main contact at the Company with respect to Work will be set forth in the SOW for such Work. Subcontractor may be required to submit various reports to Company, with such required reports to be identified in the relevant SOW.  Notwithstanding no formal reporting requirements, Subcontractor agrees to keep Company informed as to the progress of the Work when and as reasonably requested by Company.

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7.             Acceptance of the Work.  Upon completion of the Work specified in a SOW, Subcontractor shall notify Company.   Within five (5) business days of receipt of notice, Company shall inspect the Work.  Prior to acceptance of any particular Work and at any time during the Warranty Period (as defined below) related thereto, Company shall have the right to require repair or replacement of any Work that is defective or not performed in accordance with the specifications and other requirements of the applicable SOW and this Agreement.  Following notification of non-compliance from Company, Subcontractor shall provide a corrective action plan to Company within two (2) business days and shall remedy such non-compliance within five (5) business days.

8.             Compensation and Payments.

A.      Pricing Commitment.  Subcontractor agrees to price the Work performed hereunder for Contractor at maximum rates equivalent to Subcontractor’s cost, plus a maximum 10 percent (10%) margin to Subcontractor, with third party providers of goods and services to Subcontractor engaged by Subcontractor at market rates for the locale in which the Work is being performed (except in the case of goods, if such goods can reasonably be acquired and delivered from outside the such locale at lower than such market rates).

B.      Invoices.  Subcontractor agrees to perform the Work according to the descriptions and unit prices set forth in the applicable SOW.  At a minimum, each invoice shall contain: (i) Subcontractor’s name and address; (ii) the SOW number; (iii) invoice date; and (iv) sufficient detail to identify the Work performed.

C.            Payment.  Company shall pay each properly submitted invoice within 45 calendar days.  If Company fails to pay a properly submitted invoice when due then interest shall accrue (at the rate of the lesser of (1)     % per annum, or (2) the maximum rate permitted by applicable law) on such overdue amount from and after the date due.

9.             Warranties.   Subcontractor warrants that it will perform the Work in a professional and workmanlike manner in accordance with the terms and conditions of this Agreement and the applicable SOW.  For a period of one (1) year from the date of acceptance (or such longer period as may be mutually agreed to in an SOW), Subcontractor agrees to re-perform any Work that does not comply with the foregoing warranties at no cost to Company or Customer (the “Warranty Period”).  Following notification of non-compliance from Company, Subcontractor shall provide a corrective action plan to Company within two (2) business days and shall remedy such non-compliance within five (5) business days.  Any repaired Work and replacement material shall be warranted for an additional one (1) year period from the date of acceptance.  Acceptance of the Work by Company shall not constitute a waiver of any remedies Company may have with regard to any such noncompliance.  The remedies set forth in this Section 9 are in addition to any other remedies available to Company in law or in equity.

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10.          Time of the Essence.

A.            Time is of the essence for all Work under this Agreement.  Subcontractor shall commence Work on the date(s) stipulated on each applicable SOW.  Subcontractor shall carry the Work forward expeditiously, if applicable, according to any Work schedule set forth in the applicable SOW.

B.            Except as otherwise provided herein or in an applicable SOW, no extension of performance time for any Work will be accepted without the written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned.

11.          Force Majeure.   Subject to the terms and conditions set forth in this Section 11, each Party will be excused from performance under this Agreement and any SOW (and such non-performance will be neither a default hereunder nor a basis for termination hereof) for any period and to the extent that such Party is prevented from performing its obligations, in whole or in part, as a result of delays caused by events beyond its reasonable control, including, without limitation:  acts or omissions of the other Party or its agents or a third party; acts of God; war; civil disturbance; court order; labor disputes not involving employees of the delayed Party; and failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment (each a “Force Majeure Event”).  The Party relying upon the Force Majeure Event must:  (i) provide to the other Party prompt written notice describing the Force Majeure Event, and (ii) take all reasonable steps to avoid or remove such causes of non-performance and immediately continue performance whenever and to the extent such causes are removed.

12.          Termination.  Company may terminate this Agreement or any SOW for cause in the event Subcontractor materially breaches any of its obligations set forth in this Agreement or the applicable SOW.  Company shall notify Subcontractor in writing of its intent to terminate and the basis for termination.  Subcontractor shall have ten (10) calendar days from the date it receives such written notice to cure or submit a plan for cure acceptable to Company.  If Subcontractor fails to cure or submit a plan for cure within such 10-day period, Company may immediately (without prejudice to any other remedy) terminate this Agreement and/or the applicable SOW and take possession of the relevant Work site.  Upon termination of this Agreement or any one or more SOW, Company shall pay Subcontractor in full discharge of all obligations under this Agreement: (i) for such portion of the Work Subcontractor shall have completed to the date of termination; plus (ii) the reasonable cost to Subcontractor of complying with Company’s directions relative to the performance of transitioning Work in progress; minus (iii) the sum of all reasonable amounts, if any, paid by Company to correct Subcontractor’s Work not performed in compliance with the provisions of this Agreement or the applicable SOW(s).  Each Party shall cooperate with the other to provide commercially reasonable assistance throughout the termination process.

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13.          Indemnification; Limitation of Liability.

A.            Subcontractor agrees to indemnify, defend, and hold harmless the Company and its officers, directors, employees and agents (“Indemnitees”) against all claims, demands, costs, liabilities, expenses of any kind (including, but not limited to, attorneys’ fees) (collectively, “Claims”) arising out of or resulting from bodily injury or death of any person or damage to personal property, in each case due to: (1) the Work performed or omitted under this Agreement by Subcontractor, its subcontractors or agents; (2) any breach of this Agreement by Subcontractor, its subcontractors or agents.  The provisions of this Section 13 shall survive the termination of this Agreement for an indefinite period thereafter.

B.            IN NO EVENT SHALL COMPANY OR SUBCONTRACTOR BE LIABLE TO THE OTHER PARTY FOR LOSS OF BUSINESS OR PROFITS, OR FOR ANY OTHER SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.          Insurance.

A.            Subcontractor shall, at its own expense, obtain and maintain in full force during the Term the insurance set forth below.  A copy of: (i) certificate(s) of insurance; and (ii) endorsements, reasonably acceptable to Company, shall be submitted to Company prior to commencement of any Work and renewals or replacements of such certificates shall be so delivered at least thirty (30) days prior to the expiration or termination of each such policy.

(1)           Commercial General Liability Insurance providing the limits of coverage written on an occurrence basis, in no event less than $1,000,000 combined single limit and $2,000,000 in the aggregate for personal and bodily injury and death arising therefrom and Broad Form property damage arising out of any one occurrence in connection with the Work or any part thereof, which insurance shall include coverage with the same minimum limits for contractual liability and completed operations liability.  General Liability and Umbrella/Excess Liability policies must have “per location or per project” aggregates.

(2)           Motor Vehicle Insurance covering bodily injury, death of a person or property damage arising out of the ownership, maintenance or use of any motor vehicles in an amount not less than $1,000,000 combined single limit for personal and bodily injury and death.

(3)           Workers’ Compensation Insurance as required by state law where the Work is performed. Employer Liability insurance with limits of at least $1,000,000 for each occurrence.

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(4)           Umbrella/Excess Liability with limits of not less than $5,000,000 in excess of all the above-referenced Commercial General Liability and Motor Vehicle Insurance.  Such Umbrella/Excess Liability policies shall follow form to the terms and conditions of the underlying coverages and shall include a drop down feature in the event any underlying limits are exhausted.

(5)           “All Risk” or “Special Form” Builder’s Risk and/or Installation Floater with minimum Each Loss limits the maximum exposure for the largest single project.

B.            All policies of insurance procured by Subcontractor shall contain endorsements providing that:

(1)           Such policies may not be reduced or cancelled (except for non-payment of premium);

(2)           Subcontractor shall be solely responsible for the payment of deductibles and premiums therefore, notwithstanding that Company or any other party is or may be named as an additional insured;

(3)           General Liability and Motor Vehicle Insurance shall be policies that are primary and noncontributory.  All said policies of insurance shall be issued by insurance company(ies) reasonably satisfactory to Company, with an A.M. Best rating of A-, VII or better and which are authorized to do business in the state in which the Work is being performed;

(4)           Advanced Communications USA, Inc. shall be endorsed through an endorsement to be an Additional Insured for ongoing and completed operations on Commercial General Liability, Commercial Auto Liability, Umbrella/Excess Liability and Builder’s Risk/Installation policies;

(5)           Said policies shall also provide that the insurer will endeavor to give Company at least thirty (30) days prior written notice of cancellation or modification of said policy;

(6)           Subcontractor shall waive all right of subrogation against Company and will have all policies endorsed setting forth this waiver of subrogation; and

(7)           Subcontractor shall incorporate all of the above requirements into any subcontracts with subcontractors of any tier.  All insurance provisions noted above shall apply, except in the case of reasonable exceptions, which require the Company’s written consent.

15.          Taxes.  Fees are inclusive of all taxes and similar assessments, levies and government-imposed obligations with respect to income derived by Subcontractor from

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Subcontractor’s performance of the Work (“Taxes”).  All Taxes shall be the obligation of and be paid by Subcontractor.

16.          Miscellaneous.

A.            Attorneys’ Fees.  In the event that a dispute arises with respect to this Agreement, the Party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in ascertaining such Party’s rights under this Agreement.

B.            Venue and Jurisdiction. In the event any dispute arises out of the terms of this Agreement, including its validity, interpretation or construction, or any dispute arises out of or relates to the relationship between Company and Subcontractor, such dispute shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania.  Jurisdiction for resolution of any said disputes shall be in the Court of Common Pleas for Montgomery County, Pennsylvania or, if jurisdiction cannot be obtained in such court, then in a court of general jurisdiction in the county in which the Work giving rise to the applicable dispute was performed.

C.            Assignment.  Subcontractor shall not assign any right or interest under this Agreement to other than an affiliate of Subcontractor without prior written consent of Company.  Any attempted assignment to other than an affiliate of Subcontractor in contravention of the above provisions shall be void and ineffective.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

D.            Entire Agreement; Conflicts; Severability.

(1)           This Agreement and the SOWs related thereto shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall not be modified or rescinded except by a writing signed by Company and Subcontractor.  The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, and understandings of the Parties with respect to the subject matter of this Agreement.

(2)           If a conflict or inconsistency exists between the provisions of this Agreement and an SOW, the order of precedence to resolve the conflict or inconsistency is as follows:  (a) the SOW; and (b) this Agreement. In the event of an irreconcilable conflict, discrepancy, error or omission, the provision imposing the greater duty on Subcontractor shall apply.  Materials or work described in words that have a well-known technical or trade meaning shall be held to refer to such recognized standards.

(3)           If any provision of this Agreement is illegal or unenforceable, its invalidity shall not affect the other provision of this Agreement that can be given effect without the invalid provision. If any provision of this Agreement does not comply with any law, ordinance or regulation, such provision to the extent possible shall be interpreted

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in such a manner to comply with such law, ordinance or regulation, or if such interpretation is not possible, it shall be deemed to satisfy the minimum requirements thereof.

E.            Amendment.  This Agreement may be amended only by a writing executed by Subcontractor and Company.

F.             Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.

G.            Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

H.            Waiver.  The waiver by either Party of any breach of this Agreement by the other Party in a particular instance shall not operate as a waiver of subsequent breaches of the same or different kind.  The failure of either Party to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of the Party’s right to exercise the same or different rights in subsequent instances.

I.             Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person or by express courier, or (b) when delivered, if mailed by first class postage prepaid certified mail, return receipt requested, in any such case as follows:

If to Company:

Advanced Communications USA, Inc.

c/o UniTek Global Services, Inc.

1777 Sentry Parkway West

Gwynedd Hall, Suite 302

Blue Bell, PA 19422

Attention: Ronald J. Lejman, CFO

E-mail:  rlejman@unitekgs.com

Facsimile No.: (484) 493-1613

If to Subcontractor:

NX Utilities, LLC

2587 Industry Lane

West Norriton, PA 19403

Attention: Scott Lochhead, CEO

E-mail:  slochhead@nxutilities.com

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With a copy to:

Rosenbloom Law Group LLC

100 Four Falls Corporate Center

Suite 105

West Conshohocken, PA 19428

Attention: Jack A. Rosenbloom, Esq.

E-mail: jack@rosenbloomlawgroup.com

Facsimile No.: (610) 828-7036

or at such other address or number for a Party as shall be specified by like notice.  Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party.

J.             Jury Trial Waiver.  Each Party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action or proceeding arising out of or relating to this Agreement or any other matter involving the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Advanced Communications USA, Inc.	NX Utilities, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT A

STATEMENT OF WORK

1.                                      Description of Work.

2.                                      Payment Terms.

3.                                      Work Schedule.

4.                                      Other.

IN WITNESS WHEREOF, Company and Subcontractor have executed this Agreement as of the dates set forth below.

Advanced Communications USA, Inc.	NX Utilities, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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